Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of

December 21, 2020

among

Sportsman’s Warehouse Holdings, Inc.,

GREAT OUTDOORS GROUP, LLC

and

PHOENIX MERGER SUB I, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 21, 2020 among Sportsman’s Warehouse Holdings, Inc., a Delaware corporation (the “Company”), Great Outdoors Group, LLC, a Delaware limited liability company (“Parent”), and Phoenix Merger Sub I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, each of the Company Board and the Board of Directors of Merger Subsidiary (a) have adopted and deemed it advisable and in the best interests of the Company and Merger Subsidiary and the respective stockholders of the Company and Merger Subsidiary to adopt and approve this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement, (b) have approved the execution, delivery and performance by the Company and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) have resolved to recommend adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger, by the respective stockholders of the Company and Merger Subsidiary.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

Article 1
Definitions

Section 1.01.     Definitions. (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreements (excluding, for this purpose, the Confidentiality Agreements referenced in clause (b) and clause (c) of such definition), provided, that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement (excluding, for this purpose, the Confidentiality Agreements referenced in clause (b) and clause (c) of such definition) shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable. The Company shall provide Parent with copies of any Acceptable Confidentiality Agreements promptly following execution thereof.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal of any Third Party relating to (a) any acquisition or purchase (including through any lease, exchange, exclusive license, transfer or disposition, in each case, other than in the ordinary course of business consistent with past practice), direct or indirect, of assets equal to 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company are attributable or 20% or more of any class of equity or voting securities of the Company, (b) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company, or (c) a merger, consolidation, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction (i) involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable or (ii) pursuant to which the stockholders of the Company immediately prior to the consummation of such transaction would, as a result of such transaction, hold less than 80% of the equity interests in the surviving entity of such transaction.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that, for the avoidance of doubt, as it applies to Parent and Merger Sub, “Affiliate” shall not include minority members, shareholders or co-investors of such entities. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Antitrust Authority” means the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction.

“Applicable Law” means, with respect to any Person, any federal, state, local or foreign statute, law (including common law), ordinance, code, rule, Order or regulation enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of February 1, 2020 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended February 1, 2020.

“Company Balance Sheet Date” means February 1, 2020.

“Company Board” means the Board of Directors of the Company.

“Company Disclosure Letter” means the disclosure letter dated the date of this Agreement regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Owned IP” means any and all Intellectual Property that is owned or purportedly owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Registered IP” means all of the Registered IP owned or purportedly owned by the Company or any of its Subsidiaries.

“Company Stock” means shares of common stock, par value $0.01 per share, of the Company.

“Company Stock Plans” means each plan or non-plan award agreement pursuant to which stock options or other equity awards have been granted to current or former employees, officers, directors or other service providers of the Company.

“Company Termination Fee” shall mean (a) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 10.01(d)(i) prior to the No-Shop Period Start Date or, with respect to a Superior Proposal made by an Excluded Party prior to the Cut-Off Time, an amount in cash equal to $9,000,000 and (b) if payable in any other circumstance, an amount in cash equal to $23,000,000.

“Confidentiality Agreements” mean, collectively, (a) the letter agreement between Parent and the Company dated October 19, 2020, (b) the confidentiality agreement between Parent and the Company dated November 11, 2020 and (c) the clean team agreement between Parent and the Company, dated December 8, 2020.

“Contract” means any legally binding contract, agreement, note, bond, indenture, lease, license, or other written or oral agreement that is in force and effect.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Measures” means, as applicable to the Company or its Subsidiaries, any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure or sequester order, guideline or recommendation of any Governmental Authority or as required by any Applicable Law, in each case, in connection with or in response to COVID-19.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any law or other legal requirement pertaining to the environment, pollution, protection of worker health and safety, or exposure of Persons to Hazardous Substances, and relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, re-use, recycling, reclamation, removal, remediation, control or cleanup of any Hazardous Substance in the environment, and including but not limited to the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, including the Superfund Amendments and Reauthorization Act of 1986, each as amended (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. § 6901 et seq.) (“RCRA”), the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. § 5101 et seq.), the Emergency Planning and Community Right to Know Act, as amended (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.), and any foreign, state or local laws analogous to any of the foregoing, together with all judicial interpretations thereof.

“Environmental Permits” means all Permits required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” means the Company’s Employee Stock Purchase Plan.

“Excluded Party” shall mean any Person or group of Persons from whom the Company or any of its Representatives has received an Acquisition Proposal after the execution of this Agreement and prior to the No-Shop Period Start Date that the Company Board determines in good faith (such determination to be made prior to the No-Shop Period Start Date and after consultation with its outside legal advisor and financial advisor) constitutes or would be reasonably expected to lead to a Superior Proposal; provided that any Person shall cease to be an Excluded Party if, at any time after the No-Shop Period Start Date, the Acquisition Proposal submitted by such Person is withdrawn or terminated or modified in any material respect such that such Acquisition Proposal would no longer constitute or reasonably be expected to lead to a Superior Proposal.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, provincial, state, municipal or local governmental, quasi-governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any hazardous substance as defined in CERCLA, regulations promulgated thereunder, and all applicable state and local Environmental Laws, rules, and regulations relating to hazardous substances; any hazardous waste as defined in RCRA, regulations promulgated thereunder, and all applicable state and local Environmental Law, rules, and regulations relating to hazardous wastes; any pollutant or contaminant as defined in CERCLA, regulations promulgated thereunder, and all applicable state and local Environmental Laws, rules, and regulations relating to pollutants or contaminants; petroleum, including crude oil or any fraction thereof; or any toxic substance, or hazardous material or other chemical or substance (including asbestos in any form, urea formaldehyde, perchlorate or polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead, microbial matter, mold) regulated by or forming the basis of liability under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property and related rights in any jurisdiction throughout the world, including any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, know how, technologies, content, computer software, databases and data, original works of authorship (whether published or unpublished), business methods, algorithms, processes, techniques, technical and business data and customer and vendor lists, confidential information and proprietary information; (iii) all copyrights and copyright registrations, including rights in computer software and databases, throughout the world, mask works and mask work registrations; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, trademarks and service marks, trade dress, domain names, URLs, social media platform identifiers, tags and handles and other designations of origin or source, all registrations and applications therefor throughout the world and all goodwill symbolized by any of the foregoing; (vi) rights of attribution and integrity and other moral rights of an author; (vii) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, publicity or similar rights; (viii) all claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing, including the right to sue for and recover damages for such infringement or misappropriation; and (ix) any and all other proprietary rights in any jurisdiction worldwide.

“Intervening Event” means an event, fact, circumstance, development or occurrence that is material to the Company and its Subsidiaries, taken as a whole, that (a) is not known to or reasonably foreseeable by the Company Board as of the date of this Agreement and did not result from or arise out of the announcement or pendency of this Agreement; (b) becomes known to or by the Company Board prior to obtaining the Company Stockholder Approval; and (c) does not relate to an Acquisition Proposal or any matter relating thereto or consequence thereof; provided, however, that in no event shall the following events or developments constitute an “Intervening Event”: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) any events or developments relating to Parent or Merger Subsidiary or any of their Subsidiaries or (iii) changes in the market price or trading volume of the equity securities of the Company, any changes in the ratings or the ratings outlook for the Company or any of the Subsidiaries of the Company by any applicable rating agency, any changes in any analyst’s recommendations or ratings with respect to the Company (it being understood that the exceptions in this clause (iii) shall not prevent or otherwise affect the underlying cause of any such event or development referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (ii)) from being taken into account in determining whether an Intervening Event has occurred).

“knowledge” of any Person that is not an individual means the actual knowledge (after reasonable inquiry) of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge (after reasonable inquiry) of the individuals listed in Section 1.01(a) of the Company Disclosure Letter.

“Lien” means, with respect to any property or asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, encumbrance, option or other adverse claim or similar restriction of any kind in respect of such property or asset, other than a Permitted Lien.

“Material Adverse Effect” means any change, effect, event, circumstance, development, condition or occurrence that (a) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any change, effect, event, circumstance, development, condition or occurrence resulting from or arising in connection with (i) changes in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (ii) changes or conditions generally affecting the outdoor sporting goods retail or firearms retail industries, (iii) geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity (or material worsening of any such conditions), (iv) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic (including COVID-19 or the taking of actions to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees, consultants and customers with any COVID-19 Measure), quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event, (v) changes in Applicable Law or GAAP or authoritative interpretation or enforcement thereof, including any changes in any Applicable Laws with respect to the sale of firearms, ammunition and other similar products in any jurisdiction in which the Company or any of its Subsidiaries has operations, sales or other business relationships, (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, budgets, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date of this Agreement, or changes or prospective changes in the market price or trading volume of the securities of the Company or the credit rating of the Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition), (vii) the identity of, or any facts or circumstances solely relating to Parent, Merger Subsidiary or their respective Affiliates, or the negotiation, announcement or pendency of the transactions contemplated by this Agreement (provided, that the exception set forth in this clause (vii) shall not apply with respect to the representation and warranty in Section 4.04 to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution, delivery or performance of this Agreement or the consummation of the Merger and, to the extent related to such representation and warranty, the condition set forth in Section 9.02(a)(ii)), (viii) any stockholder class action, derivative or similar litigation, suit, action or proceeding challenging the Merger or the other transactions contemplated hereby, (ix) the matters set forth on Section 1.01(b) of the Company Disclosure Letter, and (x) any action taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or Merger Subsidiary; provided, however, that any change, effect, event, fact, condition or occurrence referred to in clauses (i), (ii), (iii) or (iv) shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent (and only to the extent) that such change, effect, event, circumstance, development, condition or occurrence has a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the outdoor sporting goods retail or firearms retail industries (whichever such group is more severely impacted); or (b) prevents, materially impedes, interferes with, hinders or delays, or would reasonably be expected to prevent or, materially impede, interfere with, hinder or delay the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement.

“Minimum Liquidity” means the aggregate amount of the Company’s and its Subsidiaries’ (a) unrestricted cash on hand plus (b) available borrowings under the Company’s revolving line of credit facility in effect as of the date of this Agreement.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Orders” means any judgment, order or decree of a Governmental Authority of competent jurisdiction.

“Parent Material Adverse Effect” means any change, effect, event, circumstance, development, condition or occurrence that prevents or materially impedes, interferes with, hinders or delays or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay (a) the consummation by Parent or Merger Subsidiary of the Merger or any of the other transactions contemplated by this Agreement on a timely basis or (b) the compliance by Parent or Merger Subsidiary of its obligations under this Agreement in any material respect.

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities.

“Permitted Liens” means (a) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established and maintained in accordance with GAAP, (b) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (c) Liens incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (d) zoning, building and other similar codes and regulations, which are not violated in any material respect by the current use or occupancy of the applicable real property or the business operated thereon, (e) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents filed on or after the Applicable Date, (f) any conditions that would be disclosed by a current, accurate survey or physical inspection (other than such matters that, individually or in the aggregate, materially and adversely impair title to or the current use of the subject real property in the business of the Company and the Subsidiaries as currently conducted), (g) matters shown by the public records, including any reservation, exception, encroachment, easement, right-of way, covenant, condition, restriction or similar title exception or encumbrance affecting the title to the Leased Real Property, (h) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed of record by any developer, landlord (including statutory landlord Liens) or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, (i) licenses granted under Intellectual Property and (j) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Official” means: (a) any Representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (b) any Representative of any commercial enterprise that is owned or controlled by a government; (c) any Representative of any public international organization; (d) any Person acting in an official capacity for any government or government entity, enterprise, or organization identified above; or (e) any political party, party official or candidate for political office.

“Registered IP” means all registered Intellectual Property and applications therefor.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances into the environment, including the indoor and outdoor environment and all media, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources, and including the abandonment or discarding of any barrels, containers and other closed receptacles.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Sanctioned Country” means a country or territory that is a target of comprehensive Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person” means (i) any person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State; or (ii) any other Persons that are targets of U.S. government restrictions of a similar nature.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” mean a bona fide, written Acquisition Proposal (with references to 20% or more and 80% being deemed to be replaced with a reference to a majority) by a Third Party, which the Company Board determines in good faith after consultation with the Company’s outside legal counsel and financial advisors to be (a) reasonably likely to be consummated and (b) more favorable to the Company and its stockholders from a financial point of view than the Merger, taking into account all factors which the Company Board deems relevant (including the financing terms thereof, the conditionality and the timing and likelihood of consummation of such Acquisition Proposal).

“Tax” means any and all federal, state, local, foreign or other taxes, including income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, value added, excise, natural resources, severance, stamp, occupation, premium, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, duty, fee, levy, imposts imposed by a Governmental Authority, whether disputed or not, including any interest, additions, fines and penalties in respect of the foregoing.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) filed or required to be filed with any Taxing Authority, including any attachments thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Laws” means any law, regulations, Orders, Permit or other decision or requirement having the force or effect of law and as amended from time to time, of any Governmental Authority, concerning the importation of products, the exportation or reexportation of products (including hardware, software, and technology and services), the terms and conduct of international transactions, and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930 and other laws and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Control Reform Act of 2018, Export Administration Regulations, International Emergency Economic Powers Act, Trading With the Enemy Act, Arms Export Control Act, International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and the antiboycott laws administered by the U.S. Departments of Commerce and Treasury, and any similar customs and international trade laws in any jurisdiction in which the Company conducts business.

“Transaction Documents” means this Agreement and any other agreement or certificate executed and delivered in connection with this Agreement.

(b)       Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03(e)
Agreement	Preamble
Anti-corruption Laws	4.23(a)
Antitrust Laws	8.01(b)
Applicable Date	Article 4
ATF	4.12(b)
Breach	4.15(i)
Certificate of Merger	2.01(b)
Certificates	2.03(a)
Chosen Court	11.08
Claim	7.03(b)
Closing	2.01(a)
Closing Date	2.01(a)
Company	Preamble
Company 401(k) Plan	7.04(e)
Company Acquisition Agreement	6.03(e)
Company Board Recommendation	4.02(b)
Company Employee	7.04(a)
Company Equity Awards	4.05(c)
Company RSU	2.05(a)
Company RSU Merger Consideration	2.05(a)
Company SEC Documents	4.07(a)
Company Securities	4.05(b)
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(c)
Cut-Off Time	6.03(b)
Data Security Obligations	4.15(i)
Dissenting Shares	2.04
Effective Time	2.01(b)
Employee Plan	4.17(a)
End Date	10.01(b)(i)
Firearms, Ammunition and Explosives Laws	4.12(b)
Foreign Antitrust Laws	4.03
FCPA	4.23(a)
Indemnified Person	7.03(a)
Internal Controls	4.07(f)
IRS	4.17(a)

Term	Section
Leased Real Property	4.14(a)
Major Supplier	4.22
Material Contract	4.21(a)
Maximum Tail Premium	7.03(c)
Merger	2.01
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.17(c)
No-Shop Period Start Date	6.03(a)
Parent	Preamble
Parent Termination Fee	11.04(b)(iii)
Paying Agent	2.03(a)
Payment Fund	2.03(b)
Preferred Stock	4.05(a)
Proxy Statement	4.09
Real Property Lease	4.14(a)
Reference Time	4.05(a)
Regulated Data	4.15(i)
Restraints	9.01(b)
Surviving Corporation	2.01
Uncertificated Shares	2.03(a)

Section 1.02.     Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

Article 2
The Merger

Section 2.01.     The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon, the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”).

(a)               Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place by means of the exchange of signatures electronically at 7:00 a.m. San Francisco, California time, as soon as possible, but in any event no later than three (3) Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(b)               As promptly as practicable on the Closing Date, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of Delaware Law (the “Certificate of Merger”) relating to the Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of Delaware Law and in such form as is reasonably satisfactory to both Parent and the Company. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with Delaware Law, or at such later time which the parties hereto shall have agreed and designated in the Certificate of Merger as the effective time of the Certificate of Merger (the “Effective Time”).

(c)               The Merger shall have the effects set forth in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Subsidiary shall vest in the Company as the Surviving Corporation in the Merger, and all debts, liabilities, obligations and duties of the Company and Merger Subsidiary shall become the debts, liabilities, obligations and duties of the Company as the Surviving Corporation in the Merger.

Section 2.02.     Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)               except as otherwise provided in Section 2.02(b) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time, other than the Dissenting Shares, shall be automatically canceled and converted into the right to receive $18.00 in cash, without interest and subject to Section 2.06 (the “Merger Consideration”).

(b)               each share of Company Stock held by the Company or any Subsidiary of the Company as treasury stock or owned by Parent or Merger Subsidiary, or by any other Subsidiary of Parent, immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto; and

(c)               each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.     Surrender and Payment.

(a)               Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Paying Agent”) for the purpose of paying the Merger Consideration in respect of (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Prior to the Effective Time, Parent shall make available to the Paying Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Promptly after the Effective Time (but in no event later than two (2) Business Days after the Effective Time), Parent shall send, or shall cause the Paying Agent to send, to each holder of record of shares of Company Stock at the Effective Time a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such exchange.

(b)               Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. At or prior to the Effective Time or in the case of payments pursuant to Section 2.04, when ascertained, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Stock, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall, pending its disbursement to the holders of Company Stock, be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (w) short-term direct obligations of the United States of America, (x) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (y) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (z) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided, that no such investment or losses shall affect the amounts payable to such holders of Company Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Paying Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to pay the Merger Consideration. Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation. Except as contemplated by Section 2.03(e) hereof, the Payment Fund shall not be used for any other purpose.

(c)               If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(d)               After the Effective Time, there shall be no further registration of transfers of shares of Company Stock outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)               Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a Public Official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)                Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.04 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.04.     Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have, in all respects, properly exercised appraisal rights of such shares and perfected a demand for and are entitled to appraisal for such shares in accordance with Section 262 of Delaware Law and, as of the Effective Time, have complied in all respects with Section 262 of Delaware Law and shall not have waived, effectively withdrawn or lost such Person’s rights to such appraisal and payment under Delaware Law with respect to such shares (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.02. Such stockholders instead shall only be entitled to receive the fair value of such Dissenting Shares held by them in accordance with the provisions of, and as provided by, Section 262 of Delaware Law. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist and such stockholders shall cease to have any rights with respect thereto except the rights set forth in Section 262 of Delaware Law. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise lost the right to appraisal of such shares of Company Stock under Section 262 of Delaware Law shall thereupon be deemed to have been canceled and converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, and after giving effect to any required Tax withholdings, the Merger Consideration upon surrender in the manner provided in Section 2.03. The Company shall (a) give Parent prompt notice of any notice or demand for appraisal or payment for shares of Company Stock or any withdrawals of such demands received by the Company prior to the Effective Time, (b) give Parent the opportunity to direct all negotiations and proceedings with respect to any such demands and (c) not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle or otherwise negotiate, any such demands, or approve any withdrawal of any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise to comply with the provisions under Section 262 of Delaware Law, or agree to do any of the foregoing.

Section 2.05.     Company Equity Awards.

(a)               At or immediately prior to the Effective Time, each award of restricted stock units with respect to shares of Company Stock granted under a Company Stock Plan (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time shall be canceled by virtue of the Merger and without any action on the part of the holder thereof and converted into the right to receive, in consideration of the cancellation of such Company RSU and in settlement therefor, an amount in cash equal to (i) the number of shares of Company Stock subject to such Company RSU immediately prior to the Effective Time (as to any such Company RSU subject to performance-based vesting conditions, with such number of shares determined in accordance with the applicable award agreement and after giving effect to the change in control provisions applicable to such award), multiplied by (ii) the Merger Consideration (such amount, the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration, without interest and less any required Tax withholdings, to the holder of the applicable Company RSU through its payroll at or reasonably promptly after the Effective Time (but in no event later than three (3) Business Days after the Effective Time). Following the Effective Time, no holder of any Company RSU shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof. As of the Effective Time, all Company Stock Plans shall terminate, and, except as provided in this Section 2.05, no further rights with respect to Company RSUs or other awards thereunder shall be granted or remain outstanding or in effect thereunder.

(b)               Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by Section 2.05(a), including (1) the termination of all Company Stock Plans effective as of the Effective Time and (2) so that, following the Effective Time, no holder of any Company RSU shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.

(c)               The rights of participants in the ESPP with respect to any offering period underway immediately prior to the Effective Time under the ESPP shall be determined by treating the last Business Day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. After the date of this Agreement, no new participants shall be permitted to enroll in the ESPP, no participant may increase the rate of his or her participation in the ESPP from the level in effect on the date of this Agreement, and no new offering or purchase period shall commence under the ESPP. The ESPP shall terminate as of the Effective Time. The Company and the Company Board (or, if appropriate, any committee thereof administering the ESPP) shall adopt such resolutions, or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.05(c).

Section 2.06.     Withholding Rights. Each of the Paying Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Paying Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Section 2.07.     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Article 3

The Surviving Corporation

Section 3.01.     Certificate of Incorporation. The certificate of incorporation of the Company shall be amended and restated, as a result of the Merger, at the Effective Time to read in its entirety in the form attached hereto as Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02.     Bylaws. The bylaws of the Company shall be amended and restated at the Effective Time to read in their entirety in the form attached hereto as Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.     Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

Article 4
Representations and Warranties of the Company

Subject to Section 11.05, except as disclosed in the Company SEC Documents filed with the SEC on its Electronic Data Gathering Analysis and Retrieval System on or after February 2, 2018 (the “Applicable Date”) but at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or a disclosure against any representation or warranty set forth in this Article 4) or as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Subsidiary that:

Section 4.01.     Corporate Existence and Power.

(a)               The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority, and all Permits required to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)               True, complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available through filings with the SEC. Each of the certificate of incorporation and bylaws of the Company is in full force and effect, and the Company is not in violation of any of the provisions of such documents.

Section 4.02.     Corporate Authorization.

(a)               The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to be delivered by the Company at Closing and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Stockholder Approval required in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock in favor of adoption of this Agreement is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes, and each Transaction Document to which the Company is a party will constitute, a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)               At a meeting duly called and held, pursuant to resolutions that have not been subsequently rescinded, withdrawn or qualified, the Company Board has (i)  determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, (iii) directed that this Agreement be submitted to the Company’s stockholders to be adopted and (iv) resolved, subject to Section 6.03, to recommend adoption and approval of this Agreement by the Company’s stockholders (such recommendation in the preceding clause (iv), the “Company Board Recommendation”).

Section 4.03.     Governmental Authorization. Neither the execution, delivery or performance by the Company of this Agreement and the other Transaction Documents to be delivered pursuant hereto by the Company at the Closing nor the consummation by the Company of the transactions contemplated hereby require any action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of Nasdaq, and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04.     Non-contravention. Neither the execution, delivery or performance by the Company of this Agreement or the Transaction Documents to be delivered pursuant hereto by the Company at the Closing nor the consummation of the transactions contemplated hereby do or will (a) subject to obtaining the Company Stockholder Approval, contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or any equivalent organizational or governing documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05.     Capitalization.

(a)               The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock and 20,000,000 shares of preferred stock, par value $0.01 per share, of the Company (“Preferred Stock”). As of 5:00 p.m., California time, on December 15, 2020 (the “Reference Time”), there were (i) 43,615,660 shares of Company Stock outstanding, (ii) an aggregate of 1,415,865 shares of Company Stock reserved for issuance pursuant to outstanding Company RSUs (assuming maximum vesting levels), and (iii) no shares of Preferred Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or other Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable.

(b)               Except as set forth in this Section 4.05 and for changes since the Reference Time expressly permitted pursuant to Section 6.01(c) or Section 6.01(c) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options, subscriptions or other rights or agreements to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, restricted stock units, performance units, profits interests, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Neither the Company nor any of its Subsidiaries has an obligation to repurchase, redeem or otherwise acquire any capital stock or equity or voting securities of the Company, other than to satisfy applicable withholding obligations in connection with the settlement of Company RSUs. Neither the Company nor any of its Subsidiaries is a party to any voting agreement, voting trusts, stockholder agreements, registration rights agreements or similar agreements with respect to the voting of any Company Securities.

(c)               Section 4.05(c) of the Company Disclosure Letter sets forth a complete and correct list, as of the Reference Time, of each outstanding award of Company RSUs (collectively, the “Company Equity Awards”), including, with respect to each such award, (i) the grant date, (ii) the name of the holder thereof, (iii) the number of shares of Company Stock subject to such award, (iv) the number of vested and unvested shares of Company Stock subject to such award and (v) the expiration date, if any.

(d)               Except as set forth on Section 4.05(d) of the Company Disclosure Letter, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06.     Subsidiaries.

(a)               Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization

(b)               Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization. Each Subsidiary of the Company has all organizational powers and all Permits required to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)               All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options, subscriptions or other rights or agreements to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, stock-based performance units, profits interests, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement, voting trusts, stockholder agreements, registration rights agreements or similar agreements with respect to the voting of any Company Subsidiary Securities.

Section 4.07.     SEC Filings and the Sarbanes-Oxley Act.

(a)               Since the Applicable Date, the Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)               No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)               As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)               Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)               (i) There are no material outstanding or unresolved comments from the SEC with respect to the Company SEC Documents and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of outstanding SEC comments or an outstanding SEC investigation.

(f)                The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(g)               The Company and its Subsidiaries maintain a system of Internal Controls (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls prior to the date of this Agreement, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s Internal Controls, which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Control.

(h)               Since the Applicable Date, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08.     Financial Statements. The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (a) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (b) fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (a) or (b), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal and recurring year-end audit adjustments that were not or will not be material in amount or effect). Since February 2, 2019, there has been no change in the Company’s accounting policies or methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements.

Section 4.09.     Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first filed with the SEC or first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective Representatives specifically for use or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the provisions of the 1934 Act and the rules and regulations thereunder and other Applicable Law.

Section 4.10.     Absence of Certain Changes.

(a)               From the Company Balance Sheet Date until the date of this Agreement, there have not been any changes, effects, events, circumstances, developments, conditions or occurrences that have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)               Except for actions taken to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees, consultants or customers with respect to any COVID-19 Measures, from the Company Balance Sheet Date until the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01 (other than Section 6.01(c), Section 6.01(d) and Section 6.01(j)).

(c)               From the Company Balance Sheet Date until the date of this Agreement, there has not been, with respect to the Company or any of its Subsidiaries, (i) any Tax election (or the rescission of any Tax election) that has a material effect on Taxes, (ii) any amendment with respect to any Tax Return relating to a material amount of Taxes, (iii) any settlement or compromise of any material Tax claim, (iv) any material Tax audit or assessment, (v) the entry into of any closing agreement, (vi) any extension or waiver of the statute of limitations relating to a material amount of Taxes, (vii) any action to surrender any right to claim a material Tax refund, (viii) any change to an annual Tax accounting period, or (ix) any change of any Tax accounting method that has a material effect on Taxes, except, in each case, for actions taken in the ordinary course.

Section 4.11.     No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:  (i) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (iii) liabilities or obligations incurred under this Agreement or in connection with the transactions contemplated hereby; (iv) liabilities or obligations that would not be required to be reflected or reserved against in the Company Balance Sheet under GAAP and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12.     Compliance with Laws and Court Orders; Permits.

(a)               The Company and each of its Subsidiaries (i) are, and have at all times since the Applicable Date been, in material compliance with Applicable Law, and (ii) since the Applicable Date, have not received any written notices from any Governmental Authority alleging, nor, to the Company’s knowledge, has any Governmental Authority otherwise threatened, that the Company or any of its Subsidiaries is in material violation of Applicable Law. The Company and each of its Subsidiaries has in full force and effect all Permits which are necessary for it conduct its business as presently conducted, except for such Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)               Without limiting the generality of Section 4.12(a), each of the Company and its Subsidiaries (i) conducts its business and is in material compliance with all federal, state and local laws governing or otherwise regulating the importation, transportation, purchase or other acquisition, possession or sale or other transfer of firearms, ammunition or explosives, including without limitation the Gun Control Act of 1968, as amended (Chapter 44 of Title 18, United States Code), the National Firearms Act of 1934, as amended (Chapter 53 of Title 26, United States Code), and the Arms Export Control Act (22 U.S.C. § 2778), as well as all applicable rules and regulations of the Bureau of Alcohol, Tobacco, Firearms and Explosives (the “ATF”) (collectively, the “Firearms, Ammunition and Explosives Laws”); and (ii) possesses, and is in compliance with the terms of, all material Permits required in order for the Company and its Subsidiaries to conduct their respective businesses including with respect to the sale of firearms, ammunition and explosives. Since the Applicable Date, neither the Company nor any of its Subsidiaries has received from the ATF or any other Governmental Authority any notice of revocation, suspension, termination or material impairment of any such Permit and has no reason to believe that the ATF or any other Governmental Authority may issue any such notice, except for any such notice that would not, individually or in the aggregate, be material to the business of the Company or its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries (1) has received from the ATF or any other Governmental Authority any notice of material violation of any Firearms, Ammunition and Explosives Law or other Applicable Laws or (2) has any reason to believe that the ATF or any other Governmental Authority may issue any such notice.

(c)               There is no material judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries.

Section 4.13.     Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that has resulted or would reasonably be expected to result in material liability to the Company or its Subsidiaries taken as a whole. Since the Applicable Date, there have not been, nor are there currently pending, any internal investigations conducted by the Company Board (or any committee thereof) or at the request of the Company Board (or any committee thereof) by any Third Party, in each case concerning any actual or alleged financial, accounting, conflict of interest, fraudulent or deceptive conduct or other misfeasance or malfeasance issues relating to the Company, in each case except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.14.     Properties.

(a)               The Company and its Subsidiaries do not own any real property. Section 4.14(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases or other occupancy agreements (including all amendments, extensions, renewals and guaranties with respect thereto) (each a “Real Property Lease”) for real property (such real property, the “Leased Real Property”) pursuant to which the Company or any of its Subsidiaries is a tenant, subtenant or occupant as of the date of this Agreement. Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Real Property Lease is valid and binding on the Company or its Subsidiary, as applicable, and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b)               Except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries nor, to the Company’s knowledge, any of the other parties thereto, is in breach of or default under any Real Property Lease and, to the Company’s knowledge, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a breach or default under any Real Property Lease. The Company and its Subsidiaries are not parties to any written or oral sublease, license, occupancy agreement or other Contract of any kind that grants to any other Person the right to use or occupy any Leased Real Property. There is no pending, and to the knowledge of the Company, there is no threatened condemnation, eminent domain, taking or similar proceeding affecting any Leased Real Property or any portion thereof. The Company has made available to Parent and Merger Subsidiary prior to the date of this Agreement true and complete copies of each Real Property Lease. No security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full. Neither the Company nor any Company Subsidiary owes, or will owe in the future, any material brokerage commissions or finder’s fees with respect to any Real Property Lease.

(c)               The Company and its Subsidiaries have good, valid and marketable title to, or leases and has a valid leasehold interest in, all of the assets, properties and interests in properties (tangible or intangible) reflected as being owned or leased to the Company or its Subsidiaries in the Company Balance Sheet or acquired after the Company Balance Sheet Date (including a valid leasehold interest in all Leased Real Property), free and clear of all Liens, except (i) for Permitted Liens, (ii) for assets disposed of in the ordinary course of business consistent with past practices after the Company Balance Sheet Date and (iii) as would not have, individually or in the aggregate, a Material Adverse Effect. Except as would not have, individually or in the aggregate, a Material Adverse Effect, such assets, properties and interests in properties (tangible and intangible) include all assets, properties and interests in properties (tangible and intangible) necessary to enable the Company and its Subsidiaries to carry on their respective businesses as presently conducted and the Company or a Company Subsidiary has peaceful, undisturbed possession of all the Leased Real Property. All tangible personal property used by the Company or its Subsidiaries in the operation of their respective business is in reasonably good condition and repair, subject to reasonable wear and tear considering the age and ordinary course of use of such property consistent with past practice.

Section 4.15.     Intellectual Property.

(a)               The Company and/or its Subsidiaries have valid title and exclusive ownership interest in the Company Owned IP, free and clear of any Liens (other than Permitted Liens). The Company and its Subsidiaries have the valid and enforceable right to use the Company Owned IP in the operation of their business as currently conducted. The Company and its Subsidiaries also have the valid and enforceable right to use all other Intellectual Property used or held for use by the Company and its Subsidiaries in the operation of their businesses as currently conducted, except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)               There are no legal actions, proceedings, disputes or claims pending or, to the knowledge of the Company, threatened in writing, alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Third Party by the Company or any of its Subsidiaries, challenging ownership by the Company or any of its Subsidiaries in and to the Company Owned IP or alleging that any Company Registered IP is invalid or unenforceable, that would reasonably be expected to have a Material Adverse Effect on the Company.

(c)               None of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(d)               None of the Company or its Subsidiaries is aware that any Company Owned IP has been infringed, misappropriated or otherwise violated by any Third Party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(e)               Section 4.15(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Registered IP, indicating for each item, as applicable, the type of application or registration, application or registration number, date and jurisdiction of filing or issuance and current legal owner. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) to the knowledge of the Company, all issued Company Registered IP is valid and enforceable, (ii) the Company and its Subsidiaries have paid all maintenance and renewal fees and filed all statements of use reasonably necessary to maintain the Company Registered IP, and (iii) none of the issued Company Registered IP has been adjudged invalid or unenforceable in whole or in part.

(f)                The Company and its Subsidiaries have taken commercially reasonable steps to protect the trade secrets in the Company Owned IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality, except, in each case, where failures to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(g)               The Company and its Subsidiaries have obtained from all parties (including Company Employees and current or former consultants and subcontractors) who have contributed to any, or otherwise who would have any rights in or to, any material Company Owned IP, written and enforceable agreements assigning to the Company or one of its Subsidiaries, as applicable, all Intellectual Property created by that Person within the scope of such Person’s employment or consulting duties (or equivalent assignment of rights under the law) and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company or such Subsidiary, except use for or disclosure to the Company or its Subsidiaries. To the knowledge of the Company, no Company Employee or current or former consultant or subcontractor of the Company or its Subsidiaries is in violation in any material respect of any such agreement.

(h)               The Company and its Subsidiaries lawfully own, lease or license all computer systems, software, hardware, data communication equipment and lines, telecommunications equipment and lines, hosting locations and systems, and all other information technology systems that are used in the operations of the businesses of the Company and its Subsidiaries (collectively, the “ Computer Systems”) and the Computer Systems are reasonably sufficient for the businesses of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries use commercially reasonable efforts to (i) maintain and protect the integrity, confidentiality, security, and operation of the Computer Systems and all information stored or contained therein or transmitted thereby against any unauthorized use, access, interruption, modification, or corruption, (ii) ensure that the Computer Systems are free from any material bug, virus or malware, and (iii) implement security patches and upgrades that are generally available for the Computer Systems. The Company and its Subsidiaries have taken commercially reasonable measures to implement and maintain information security, disaster recovery and business continuity plans, procedures and facilities. Since the Applicable Date, to the knowledge of Company, there have been no failures, breakdowns, breaches, outages or unavailability of the Computer Systems used by the Company or its Subsidiaries, in each case, which has caused a material disruption in or to the Company or its Subsidiaries, the use of the Computer Systems, or the operation of the businesses of the Company and its Subsidiaries.

(i)                 Except, in each case, where failure to do so would not reasonably be expected to be material to the Company and its Subsidiaries, (i) the Company and its Subsidiaries have complied and are presently in compliance with all internal and external Company privacy policies, contractual obligations, Applicable Laws (including federal and state consumer protection laws and state privacy laws, such as the California Consumer Privacy Act), Orders and industry standards applicable to the industries in which the Company and its Subsidiaries operate, including the Payment Card Industry Data Security Standards (“Data Security Obligations”), in each case, relating to the collection, use, transfer, import, export, storage, protection, disposal and disclosure by the Company or any of its Subsidiaries of personal, personally identifiable, sensitive, confidential or regulated data (“Regulated Data”); (ii) neither the Company nor any of its Subsidiaries has received any notification of or complaint regarding non-compliance with any Data Security Obligation; (iii) the Company is not aware of any action, suit, investigation or proceeding by or before any court or governmental agency, authority or body pending or threatened against the Company or any of its Subsidiaries alleging non-compliance with any Data Security Obligation; (iv) the Company and its Subsidiaries have established, maintained, implemented, and complied with, commercially reasonable information security for the Computer Systems and data protection controls, policies and procedures, that are designed to protect against and prevent any unauthorized access, use or disclosure of any Regulated Data used in connection with the operation of the Company’s and its Subsidiaries’ businesses (collectively, a “Breach”); and (v) there has not been a Breach of any Computer System or a Breach of any Regulated Data controlled by Company and its Subsidiaries. Neither the execution and delivery of this Agreement nor the Closing will, as a result of any contractual obligation to which the Company or any of its Subsidiaries is a party, result in a material breach or violation of, or constitute a material default under, any Data Security Obligation.

Section 4.16.     Taxes.

(a)               All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Law, and all such material Tax Returns were, at the time of filing, true and complete in all material respects.

(b)               The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, other than such Taxes that are being contested in good faith by appropriate proceedings.

(c)               Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any income or franchise Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(d)               There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e)               No material deficiency with respect to Taxes has been assessed against the Company or any of its Subsidiaries that has not been fully paid or adequately reserved in the Company’s financial statements in accordance with GAAP.

(f)                The Company and its Subsidiaries have withheld all Taxes that are required to be withheld with respect to amounts paid to its employees, agents, shareholders, contractors and other Third Parties and remitted such amounts to the proper authorities.

(g)               There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(h)               During the last three (3) years, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied.

(i)                 None of the Company or any of its Subsidiaries (i) has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (other than an affiliated group of which the Company was the common parent corporation); and (ii) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Applicable Law).

(j)                 Within the past three (3) years, no claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a material Tax Return that the Company or any of its Subsidiaries is or may be required to file such material Tax Return or be subject to a material type of Tax in that jurisdiction.

(k)               None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing, allocation or indemnity agreement or similar Contract or arrangement (other than any such agreement relating solely to an affiliated group consisting of the Company and its Subsidiaries and of which the Company was the common parent corporation or any such agreement entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).

(l)                 Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(m)             Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of (i) any change in method of accounting for a Tax period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any closing agreement described in Section 7121 of the Code (or any similar provision of state, local or foreign Applicable Law) entered into prior to the Closing, (iv) any installment sale or open transaction commenced prior to the Closing, or (v) any prepaid amount received or paid prior to the Closing.

(n)               Neither the Company nor any of its Subsidiaries has, or has had, a branch or permanent establishment in any country other than the country of its organization.

(o)               Pacific Flyway Wholesale, LLC, Sportsman’s Warehouse Development I, and Sportsman’s Warehouse Development II each is, and has been since formation, validly treated as a disregarded entity for U.S. federal income tax purposes.

(p)               Neither the Company nor any of its Subsidiaries has engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations.

Section 4.17.     Employee Benefit Plans.

(a)               Section 4.17 of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each material Employee Plan. “Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each other material employment, severance or similar Contract, plan, practice, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or other welfare benefits, sick leave benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), which is maintained, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability, actual or contingent, including through any of their ERISA Affiliates, other than any plan, policy, program, arrangement or understanding mandated by Applicable Law. The Company has delivered the following documents to Parent with respect to each material Employee Plan: (i) correct and complete copies of all documents embodying such Employee Plan, and each trust, insurance or other funding document, including (without limitation) all amendments thereto, (ii)  the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iii) all Internal Revenue Service (“IRS”) or Department of Labor determination, opinion, notification and advisory letters, (iv) the most recent annual report (Form Series 5500 and all schedules, financial statements and actuarial reports attached thereto), if any, and (v) all discrimination tests for the most recent plan year.

(b)               Neither the Company nor any of its Subsidiaries or their respective ERISA Affiliates sponsors, maintains or contributes to, or has in the past six (6) years sponsored, maintained or contributed to, and the Company and its Subsidiaries have no liability, actual or contingent, under, any Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

(c)               Neither the Company nor any of its Subsidiaries or their respective ERISA Affiliates contributes to, or has in the past six (6) years contributed to, and the Company and its Subsidiaries have no liability, actual or contingent, under, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or any plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(d)               Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the IRS, and, to the knowledge of the Company, no revocation of any such determination letter has been threatened by any Governmental Authority and, to the knowledge of the Company, no circumstances have occurred that would reasonably be expected to result in disqualification of any such Employee Plan or related trust.

(e)               Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations including ERISA and the Code, which are applicable to such Employee Plan, and whether as a matter of substantive law or in order to secure any intended Tax qualification, (ii) no “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Employee Plan, and (iii) all contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date hereof to or with respect to the Employee Plans have been timely made or accrued.

(f)                Except as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, to the extent such other event standing alone would not by itself trigger such benefit) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to any payment, forgiveness of indebtedness, vesting or distribution, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable under or trigger any other material obligation pursuant to, any Employee Plan, or (iii) result in any payment (whether in cash or property or the vesting of property), to any “disqualified individual” (as such term is defined in Section 280G of the Code and the regulations thereunder) that could reasonably be expected to, individually or in combination with any other such payment, be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g)               Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance or other welfare benefits for retired, former or current employees of the Company or its Subsidiaries except (i) benefits in the nature of severance pay with respect to one or more of the Employee Plans identified on Section 4.17 of the Company Disclosure Letter, or (ii) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law. Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or any of its Subsidiaries, the Company and its Subsidiaries and ERISA Affiliates have complied with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(h)               Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or its Subsidiaries, each Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been maintained and operated in good faith compliance with Section 409A of the Code.

(i)                 Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or its Subsidiaries, the Company and its Subsidiaries and each Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA is and has been in compliance with the Patient Protection and Affordable Care Act of 2010, as amended, and the regulations and other applicable regulatory guidance issued thereunder. Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company or any of its Subsidiaries, no event has occurred, and no condition exists, that would reasonably be expected to subject the Company or any of its Subsidiaries to any liability under Code Section 4980D, or 4980H or 4980I.

(j)                There is no action, suit, investigation, audit or proceeding pending against or, to the knowledge of the Company, threatened against, any Employee Plan before any Governmental Authority, other than routine claims for benefits, that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.

Section 4.18.      Labor and Employment Matters.

(a)               Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or other agreement with a labor union or organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, there is no, and has not been since the Applicable Date any unfair labor practice, charge or complaint, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. There is no, and since the Applicable Date, there has not been any (i) activity or proceeding by a labor union or Representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (ii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

(b)               The Company is, and since the Applicable Date has been, in material compliance with all Applicable Laws respecting employment, including those applicable to discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and the Worker Adjustment and Retraining Notification Act of 1988.

(c)               Except as would not have, individually or in the aggregate, a Material Adverse Effect, there are no labor- or employment-related claims, disputes, grievances, controversies,agency charges, administrative proceedings, formal discrimination complaints, audits, or to the knowledge of the Company, investigations pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.

(d)               To the knowledge of the Company, no officer, executive or other key employee of the Company or any of its Subsidiaries has any present intention to terminate or materially alter or modify the nature of his or her employment with the Company or such Subsidiary within the first twelve (12) months following the Effective Time.

Section 4.19.      Insurance. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law and as are customary in all material respects for companies of similar size in the same or similar lines of business, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy or has taken any action or failed to take any action which, with notice or lapse or time or both, would constitute a breach or default of any such insurance policy, (iv) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or lapse or time or both, would permit termination of any such insurance policy, and (v) no claim for coverage pending under any such policies has been denied by an insurer. The Company has made available to Parent true and complete copies of all material insurance policies held or maintained by the Company and its Subsidiaries as of the date hereof relating to the business, assets and operations of the Company and its Subsidiaries.

Section 4.20.      Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a)               (i) No action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, (ii) there is no judgment, decree, injunction or order of any Governmental Authority issued under any Environmental Law outstanding against the Company or any of its Subsidiaries and (iii) neither the Company nor any of its Subsidiaries have received any written notice, demand, potentially responsible party or other letter, claim or request for information that would reasonably be expected to result in any liability to the Company or any of its Subsidiaries under any Environmental Law;

(b)               since December 31, 2015, the Company and its Subsidiaries have been in compliance with all Environmental Laws and have obtained and have been in compliance with all Environmental Permits;

(c)               to the knowledge of the Company, there has been no Release or threatened Release of any Hazardous Substance that has resulted in any liability or obligation to conduct any removal, remedial or corrective action of the Company or any of its Subsidiaries under or pursuant to any Environmental Law; and

(d)               neither the Company nor its Subsidiaries have undertaken or assumed any liability of any Third Party under any Environmental Law by Contract or, to the Company’s knowledge, by operation of Applicable Law.

The parties agree and acknowledge that this Section 4.20 shall be the Company’s sole and exclusive representations and warranties regarding environmental matters, Environmental Laws and Hazardous Substances.

Section 4.21.     Material Contracts.

(a)               Except for (x) this Agreement, (y) any Employee Plans and (z) the Contracts filed as exhibits to the Company SEC Documents after the Applicable Date but at least one (1) day prior to the date hereof, Section 4.21 of the Company Disclosure Letter contains a true, complete and correct list, as of the date of this Agreement, of each Contract described below in this Section 4.21 under which the Company or any of its Subsidiaries is a party and bound by, in each case as of the date of this Agreement (together with Contracts filed as exhibits to the Company SEC Documents after the Applicable Date but at least one (1) day prior to the date hereof, each, a “Material Contract”):

(i)        any Contract that (A) contains a provision that materially limits, curtails or restricts, the ability of the Company or any of its Subsidiaries to (1) compete or conduct activities in any geographic area or line of business with any Person or (2) hire or solicit any Person, other than pursuant to nondisclosure and confidentiality agreements entered into in the ordinary course of business consistent with past practice, (B) includes any “most favored nation”, exclusive marketing, right of first refusal, first offer or first negotiation or other material exclusive rights of any type or scope, in each case, that is granted by the Company to a Third Party, (C) contains “take or pay”, “requirements” or other similar provisions obligating the Company or any of its Subsidiaries to provide the quantity of goods or services required by another Person, or (D) that otherwise materially restricts the Company or any of its Subsidiaries;

(ii)       any Contract providing for (A) the acquisition or divestiture of a business or material assets of the Company or its Subsidiaries (including equity interests and whether by merger, sale of stock, sale of assets or otherwise) or (B) any exclusive licensing agreement that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations), in each case, that would reasonably be expected to result in the receipt or making of future payments in excess of $2,500,000;

(iii)      any Contract (excluding licenses for off-the-shelf computer software or software-as-a-service that are generally available to the Company or its Subsidiaries on commercial terms) under which the Company or any of its Subsidiaries is granted any license, option or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any Intellectual Property of a Third Party, or under which any Third Party is granted any license, option or other right (including a covenant not to be sued or right to enforce or prosecute any patents) with respect to any material Intellectual Property of the Company or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business that are not material to the Company and its Subsidiaries, taken as a whole;

(iv)      any Contract providing for contribution or any guaranty in an amount that is material to the Company and its Subsidiaries, taken as a whole;

(v)       any material Contract with a Major Supplier;

(vi)      any Contract with any Governmental Authority that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(vii)     each Contract entered into in connection with the settlement or other resolution of any action or proceeding (A) under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or (B) that involved or would reasonably be expected to involve payment by the Company or any of its Subsidiaries of more than $2,500,000 on or after February 2, 2020;

(viii)    each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business consistent with past practice;

(ix)       each Contract (other than Real Property Leases) not otherwise described in any other subsection of this Section 4.21(a) pursuant to which the Company or any of its Subsidiaries is obligated to pay, or entitled to receive, payments (A) in excess of $1,000,000 in the twelve (12) month period following the date of this Agreement or (B) in excess of $5,000,000 in the aggregate under such Contract after the date of this Agreement, in each case, which cannot be terminated by the Company or such Subsidiary of the Company on less than sixty (60) days’ notice without material payment or penalty;

(x)        any joint venture, joint development, or legal partnership, or any strategic alliance, joint development or partnership agreement that is material to the Company and its Subsidiaries, taken as a whole;

(xi)       each Contract with a temporary employee staffing agency, employee leasing agency, or professional employer organization;

(xii)      each Contract relating to the creation, incurrence, assumption or guarantee of outstanding indebtedness of the Company or the Subsidiaries of the Company for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) or creating any Lien (other than Permitted Liens) on any material assets of the Company or its Subsidiaries;

(xiii)     any Contract with an Affiliate that would be required to be disclosed by Item 404(a) of Regulation S-K promulgated under the 1934 Act; and

(xiv)     any Contract that requires the Company or any Subsidiary of the Company to make any capital commitment or capital expenditure in excess of $2,500,000 during any twelve (12) month period following the date hereof or in excess of $5,000,000 in the aggregate under such Contract, other than as expressly set forth in the capital expenditure budget set forth in Section 6.01(d) of the Company Disclosure Letter.

(b)               Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Except as would not have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Material Contract and, to the knowledge of the Company, no event or condition or circumstance has occurred that, with or without notice or lapse of time or both, would constitute any event of default thereunder.

(c)               Copies of each Material Contract have been filed with the SEC or made available by the Company to Parent. All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the 1934 Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been so filed.

Section 4.22.     Major Suppliers. Section 4.22 of the Company Disclosure Letter lists the ten (10) largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended February 1, 2020) (each, a “Major Supplier”). Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company has not received, as of the date of this Agreement, any notice in writing from any Major Supplier that it intends to terminate, amend or modify in a manner adverse to the Company, or not renew, its agreement or arrangement with the Company or its Subsidiaries.

Section 4.23.     Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a)               Since December 1, 2015, the Company and its Subsidiaries, and to the Company’s knowledge, all Person’s acting on behalf of the Company or any of its Subsidiaries, have materially complied with the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and other anti-corruption laws applicable to the Company or its Subsidiaries (collectively, “Anti-corruption Laws”).

(b)               Since December 1, 2015, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any Person acting on behalf of the Company or any of its Subsidiaries, has offered, given, promised, or authorized the giving of anything of value, directly or indirectly, to or from any Person, including any Public Official, for the purposes of (i) improperly influencing any action or decision of a Person in his or her official capacity, (ii) inducing a Public Official to do or omit to do any act in violation of the lawful duty of such official, (iii) securing any improper advantage, or (iv) improperly inducing a Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist the Company or any Subsidiary in obtaining or retaining business or any business advantage for or with, or directing business to, any Person, in any such case where such action would violate in any material respect any Anti-corruption Laws.

(c)               To the Company’s knowledge, since December 1, 2015, there have been no material violations, internal investigations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations, internal or external audits, voluntary disclosures to a Governmental Authority, or pending litigation related to Anti-corruption Laws, involving the Company or any of its Subsidiaries.

(d)               The Company and its Subsidiaries have instituted an anti-corruption compliance program designed to achieve compliance with Anti-corruption Laws.

(e)               Since December 1, 2015, the Company and its Subsidiaries have maintained accurate and reasonably detailed books and records and maintained adequate internal controls as required under the accounting provisions of the FCPA.

Section 4.24.     Finders’ Fees. Except for Robert W. Baird & Co. Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.25.     Opinion of Financial Advisor. The Company Board has received the opinion of Robert W. Baird & Co. Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Stock (other than Parent and its Affiliates) in the Merger is fair, from a financial point of view, to such holders, and such opinion has not been modified, amended, qualified, revoked or rescinded in any respect. A signed copy of such opinion will be made available to Parent for information purposes only promptly following the date of this Agreement. The Company has been authorized by Robert W. Baird & Co. Incorporated to include its written opinion in its entirety in the Proxy Statement.

Section 4.26.     Antitakeover Statutes. Subject to the accuracy of Section 5.09, on or prior to the date of this Agreement, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of Delaware Law and any other similar Applicable Law are not applicable to this Agreement, the Merger or the transactions contemplated hereby. No other state takeover statute, “control share acquisition,” “fair price,” “moratorium,” “business combination” or similar statute or regulation applies to or purports to apply to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.27.     Trade Laws. Except as would not have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) the Company is, and at all times since the Applicable Date has been, in compliance with all applicable Trade Laws, (b) there are no material pending or,to the knowledge of the Company, threatened unresolved claims concerning any liability of the Company with respect to any false statement or omission made by the Company in violation of any applicable Trade Laws or any applicable export licenses, (c) none of the Company or any Company Subsidiary or, to the knowledge of the Company, any of their directors, officers, or employees is a Sanctioned Person, and (d) neither the Company nor any Company Subsidiary, nor to the knowledge of the Company, any of their directors, officers, employees or any Person acting on their behalf has engaged in transactions or dealings, directly or indirectly, with any Sanctioned Person or in any Sanctioned Country that at the time of the transaction or dealing was unlawful.

Article 5
Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.01.     Corporate Existence and Power.

(a)               Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Subsidiary has all corporate or other powers and all Permits required to own, lease and operate its properties and assets and to carry on its business as currently conducted, except where the failure to have such power or Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(b)               Parent has heretofore made available to the Company true, complete and correct copies of the certificates of incorporation and bylaws of Merger Subsidiary as currently in effect. Neither Parent nor Merger Subsidiary is in violation of any of the provisions of their respective certificates of incorporation, bylaws, limited liability company agreements or other organizational documents.

Section 5.02.     Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, and the Transaction Documents to be delivered pursuant hereto, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Parent, as sole stockholder of Merger Subsidiary, has delivered an action by written consent (which shall become effective immediately after the execution and delivery of this Agreement in accordance with Section 228(c) of Delaware Law) adopting and approving this Agreement and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03.     Governmental Authorization. Neither the execution, delivery or performance by Parent and Merger Subsidiary of this Agreement or the Transaction Documents to be delivered pursuant hereto by Parent or Merger Subsidiary at the Closing nor the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require any action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws, (d) compliance with any applicable rules of Nasdaq, and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.     Non-contravention. Neither the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, or the Transaction Documents to be delivered pursuant hereto by Parent or Merger Subsidiary at the Closing, as applicable, nor the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, including the Merger, do or will (a) contravene, conflict with, or result in any violation or breach of any provision of the certificates of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, Permit, certificate, approval or other similar authorization by which any asset of Parent or any of its Subsidiaries is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.     Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first filed with the SEC or first mailed to the stockholders of the Company or at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.

Section 5.06.     Financing. Parent has, and as of the Effective Time shall have and shall have at all times between the date of this Agreement and the Effective Time, sufficient funds immediately available to fully fund all of Parent’s and Merger Subsidiary’s obligations under this Agreement, including payment of the aggregate Merger Consideration and payment of all fees and expenses related to the transactions contemplated by this Agreement, and such obligations are not and will not be subject to the receipt by Parent of any financing or the consummation of any other transaction.

Section 5.07.     Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director or officer of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 5.08.     Litigation. There are no actions pending or, to the knowledge of Parent and Merger Subsidiary, threatened against Parent, Merger Subsidiary or any of their respective Affiliates, other than any such action that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of Merger by Parent or Merger Subsidiary, and neither Parent nor Merger Subsidiary nor any of its Affiliates is a party to or subject to the provisions of any order which would reasonably be expected to prevent or materially delay the consummation of Merger by Parent or Merger Subsidiary.

Section 5.09.    Ownership of Company Securities. Parent and its Affiliates do not “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act) and do not “own”, and have not “owned” (each, as defined in Section 203 of Delaware Law) at any times during the past three (3) years, any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

Section 5.10.     No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby. For purposes of this Section 5.10, “Parent” also includes the equity holders of Parent.

Section 5.11.     Finders’ Fees. Except for J.P. Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Article 6
Covenants of the Company

The Company agrees that:

Section 6.01.     Conduct of the Company. Except for matters set forth in Section 6.01 of the Company Disclosure Letter, for any actions taken to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees, consultants and customers with any COVID-19 Measures, as permitted by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the Effective Time (or the earlier valid termination of this Agreement in accordance with Article 10 hereof), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice and use its reasonable best efforts to (x) preserve intact its present business organization, (y) keep available the services of its directors, officers and key employees and (z) preserve the goodwill of and relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Letter, actions taken to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees, consultants and customers with any COVID-19 Measures, required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the Effective Time (or the earlier valid termination of this Agreement in accordance with Article 10 hereof), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)               (i) amend, modify or rescind the certificate of incorporation or bylaws of the Company or (ii) amend in any manner adverse to Parent or Merger Subsidiary, the comparable organizational documents of any Subsidiary of the Company;

(b)               (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the withholding of shares of Company Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, and (B) as required by any Employee Plan as in effect on the date of this Agreement;

(c)               (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of Company Stock upon the settlement of Company RSUs that are outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement, (B) the issuance of shares of Company Stock as required by the ESPP and (C) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)               incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $2,500,000 individually or $5,000,000 in the aggregate;

(e)               merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of the Company and reorganizations solely among Subsidiaries of the Company);

(f)                acquire or offer to acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any properties, interests or businesses, or any assets or securities in connection with the acquisition of properties, interests or businesses, other than (i) acquisitions for consideration that is individually not in excess of $2,500,000, or in the aggregate not in excess of $5,000,000, (ii) pursuant to the existing Contracts set forth on Section 6.01(f) of the Company Disclosure Letter or (iii) acquisitions of Third Party products and services, inventory or equipment in the ordinary course of business consistent with past practice;

(g)               sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than sales, leases, dispositions or transfers for consideration that is individually not in excess of $2,500,000, or in the aggregate not in excess of $5,000,000, other than (i) pursuant to existing Contracts or commitments or (ii) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

(h)               grant any license under any of Company Owned IP, other than non-exclusive licenses granted to a customer or supplier in the ordinary course of business consistent with past practice;

(i)                 make any loans, advances or capital contributions to, or investments in, any other Person in excess of $2,500,000 in the aggregate (other than (i) to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (ii) accounts receivable and extensions of credit and advances of expenses to employees, in each case, in the ordinary course of business consistent with past practice);

(j)                 except in the ordinary course of business consistent with past practice, (i) enter into any Contract that would, if entered into prior to the date of this Agreement, be a Material Contract or Real Property Lease, (ii) materially modify, materially amend or terminate any Real Property Lease or Material Contract or (iii) waive, release, terminate, amend, renew or assign any material rights or claims of the Company or any of its Subsidiaries under any Real Property Lease or Material Contract;

(k)               except (v) as required by the terms of any Employee Plan as in effect on the date of this Agreement, (w) in the ordinary course of business consistent with past practice, (x) disclosed on Section 6.01(k) of the Company Disclosure Letter, or (y) as would not be material to the Company: (i) hire any new officer to whom a written offer of employment has not previously been made and accepted prior to the date of this Agreement, (ii) grant to any current or former director or officer of the Company or any of its Subsidiaries any increase (or to any current or former employee of the Company or any of its Subsidiaries any special or extraordinary increase other than ordinary course annual increases that are consistent with past practice) in compensation, bonus or benefits in addition to those pursuant to arrangements in effect on the date of this Agreement, (iii) make any current or former officer, director or employee of the Company a participant in or party to any employee retention, change of control or severance plan or grant any material increase in any employee retention, change of control or severance compensation or (iv) establish, adopt, enter into or materially amend any Employee Plan (other than entering into offer letters that contemplate “at will” employment, where permitted by Applicable Law, or employment agreements consistent with the Company’s past practices in the applicable jurisdiction) or collective bargaining agreement; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees, or to employees in the context of promotions based on job performance or to fill a vacant position, Employee Plans and benefits and compensation practices and arrangements (excluding equity grants) that have a value that is consistent with those previously provided to similarly situated employees or newly hired employees;

(l)                 (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $2,500,000 in any individual case or $5,000,000 in the aggregate, other than as required by their terms as in effect on the date of this Agreement and other than such claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves); provided, that the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligations (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing, or (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $2,500,000 in any individual case or $5,000,000 in the aggregate;

(m)             make any material change in any financial accounting principles, methods or practices (including any Tax accounting policies or procedures) or any of its methods of reporting income, deductions or other material items for financial or Tax accounting purposes, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(n)               voluntarily terminate, cancel, amend or modify any material insurance coverage policy maintained by the Company or any of its Subsidiaries that is not concurrently replaced by a comparable amount of insurance coverage, other than renewals in the ordinary course of business consistent with past practice;

(o)               other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of material Tax accounting, amend or refile any material Tax Return, enter into any closing agreement, settle or compromise any Tax claim or assessment or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes;

(p)               incur, create, redeem, repurchase, prepay, defease or cancel any debt or issue any debt securities, or assume or guarantee the obligations of any Person (other than a wholly owned Company Subsidiary) for borrowed money, except for borrowings and repayments under the Company’s revolving line of credit facility in effect as of the date of this Agreement to fund acquisitions of inventory and other working capital purposes (including successive repayments and reborrowings); provided, that the Company shall, at all times between the date hereof and the Effective Time, maintain Minimum Liquidity of at least $50,000,000;

(q)               engage in any transaction with, or enter into any agreement, arrangement or understanding with any Affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated under the 1934 Act; or

(r)                agree, authorize or commit to do any of the foregoing.

In the event the Company or any of its Subsidiaries intends to rely upon the exception for actions taken to ensure compliance by the Company and its Subsidiaries and their respective directors, officers, employees, consultants and customers with any COVID-19 Measures, the Company shall use its reasonable best efforts (taking into account any reasonable timing constraints) to discuss with and shall consider in good faith the views of Parent with respect to such actions taken to ensure compliance with such COVID-19 Measures.

Section 6.02.     Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement (and in any event no more than forty-five (45) days after such clearance) by the SEC for the purpose of voting on the adoption of this Agreement, the adjournment the Company Stockholder Meeting, if necessary to solicit additional proxies if there are not sufficient votes to adopt this Agreement, and a non-binding advisory proposal to approve change-in-control payments to executives of the Company. Except as required by Applicable Law, the Company shall not submit any other proposal to its stockholders at the Company Stockholder Meeting without the prior written consent of Parent. The record date and meeting date of the Company Stockholder Meeting shall be selected by the Company after reasonable consultation with Parent. Notwithstanding anything to the contrary herein, the Company may, in its reasonable discretion, adjourn or postpone the Company Stockholder Meeting (a) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (b) as otherwise required by Applicable Law or (c) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient shares of Company Stock represented (in person or by proxy) to obtain Company Stockholder Approval; provided, however, that unless and only for so long as the Company is in a Parent notice period in accordance with Section 6.03(e) or Section 6.03(f), the Company Stockholder Meeting shall not be adjourned for more than thirty (30) days in the aggregate from the originally scheduled date of the Company Stockholder Meeting without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall, upon the reasonable request of Parent, advise Parent on a daily basis on each of the last seven (7) days prior to the date of the Company Stockholder Meeting (and any reconvening thereof) as to the aggregate tally of proxies received by the Company with respect to the Company Stockholder Approval and whether such proxies have been voted affirmatively or negatively with respect to each of the proposals to be presented at the Company Stockholder Meeting. Subject to Section 6.03, the Company Board shall (i) recommend adoption of this Agreement by the Company’s stockholders, (ii) use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. Notwithstanding anything to the contrary set forth this Agreement, but subject to the fourth sentence of this Section 6.02, unless this Agreement is terminated pursuant to, and in accordance with, Section 10.01, (i) the obligation of the Company to establish a record date for, give notice of, and convene and hold the Company Stockholder Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement at the Company Stockholder Meeting pursuant to this Section 6.02 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal (whether or not a Superior Proposal) or by an Adverse Recommendation Change, and (ii) in any case in which the Company makes an Adverse Recommendation Change pursuant to Section 6.03, the Company shall nevertheless submit this Agreement to a vote of its stockholders at the Company Stockholder Meeting for the purpose of the adoption of this Agreement.

Section 6.03.     No Solicitation.

(a)               Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on January 31, 2021 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or Representatives shall have the right to (i) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or offer that could constitute an Acquisition Proposal, (ii) provide information (including non-public information and data) relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to any Person (and its Representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement; provided, however, that the Company shall provide to Parent and Merger Subsidiary any non-public information or data that is provided to any Person given such access that was not previously provided or made available to Parent or Merger Subsidiary prior to or substantially concurrently with the time it is provided to such Person, (iii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals (or inquiries, proposals or offers or other efforts that would reasonably be expected to lead to a Acquisition Proposal) and (iv) cooperate with or assist or participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations or any effort or attempt to make any Acquisition Proposals. As promptly as reasonably practicable, and in any event within one (1) Business Day following the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth the identity of each Excluded Party.

(b)               Except as expressly permitted by this Section 6.03, from the No-Shop Period Start Date (or, with respect to an Excluded Party, from 11:59 p.m. New York City time on the twentieth (20th) day following the No-Shop Period Start Date) (the twentieth (20th) day, the “Cut-Off Time”) until the earlier to occur of the valid termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly facilitate any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any information in connection with or for the purpose of knowingly encouraging or knowingly facilitating, any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. The Company shall, and the Company shall cause its Subsidiaries, and its and their respective officers and directors to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, immediately after the No Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time), cease any and all existing solicitation, discussions or negotiations with any Persons (or provision of any nonpublic information to any Persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, except as set forth in the last sentence of this Section 6.03(b). Within five (5) Business Days following the No-Shop Period Start Date (or, with respect to an Excluded Party, within five (5) Business Days after the Company Stockholder Approval has been obtained), the Company shall (A) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives. Notwithstanding the commencement of the No-Shop Period Start Date, the Company may continue to engage in the activities described in clauses (ii) and (iii) of Section 6.03(a) (subject to compliance with the terms thereof) with respect to any Excluded Party, including with respect to any amended or modified Acquisition Proposal submitted by any Excluded Party following the No-Shop Period Start Date until obtaining the Company Stockholder Approval, and the restrictions in this Section 6.03(b) shall not apply with respect thereto.

(c)               Notwithstanding anything to the contrary contained in this Agreement, if, at any time from and after the No-Shop Period Start Date and prior to the Company obtaining the Company Stockholder Approval, the Company receives a bona fide written Acquisition Proposal that is not withdrawn from any Person that did not result from a material breach of Section 6.03(b), and if the Company Board determines in good faith, after consultation with its financial advisors and outside legal counsel, (i) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (ii) failure to take the actions set forth in clauses (A) and (B) below would reasonably be expected to result in a breach of the Company Board’s fiduciary duties under Applicable Law, then the Company and its Representatives may, in response to such Acquisition Proposal, (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person that has made such written Acquisition Proposal and its Representatives; provided, that the Company shall, prior to or substantially concurrently with the delivery to such Person, provide to Parent any information concerning the Company or any of its Subsidiaries that is provided or made available to such Person or its Representatives unless such information has been previously provided to Parent; and (B) engage in or otherwise participate in discussions or negotiations with the Person making such Acquisition Proposal and its Representatives regarding such Acquisition Proposal. The Company shall promptly (and in any event within 24 hours) notify Parent in writing if the Company Board makes the determinations set forth in this Section 6.03(c).

(d)               At any time after the No-Shop Period Start Date (or, with respect to an Excluded Party, the Cut-Off Time) and until the earlier to occur of the valid termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall (i) promptly (and in no event later than 24 hours after receipt) notify Parent in writing in the event that the Company or any of its Subsidiaries or its or their Representatives receives an Acquisition Proposal or any offer, proposal, inquiry or request for information or discussions relating to the Company or its Subsidiaries that is or would be reasonably likely to lead to an Acquisition Proposal or in each case, any amendment or modification to the material terms of any Acquisition Proposal, including the identity of the Person making the Acquisition Proposal or offer, proposal, inquiry or request and the material terms and conditions thereof (and, if the Acquisition Proposal is made in writing, an unredacted copy of such Acquisition Proposal, any relevant proposed transaction agreements and a copy of any financing commitments), and (ii) keep Parent reasonably informed, on a reasonably current basis, as to any material developments with respect to such Acquisition Proposal, offer, proposal, inquiry or request.

(e)               Notwithstanding anything else in this Agreement to the contrary, from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article 10 and the Effective Time, except as expressly permitted by this Section 6.03(e) or Section 6.03(f), neither the Company Board nor any committee thereof shall (i) (A) change, qualify, withhold, withdraw or modify, or authorize or resolve to or publicly propose or announce its intention to change, qualify, withhold, withdraw or modify, in each case in any manner adverse to Parent, the Company Board Recommendation, or fail to include the Company Board Recommendation in the Proxy Statement, (B) adopt, approve, endorse or recommend to the stockholders of the Company, or resolve to or publicly propose or announce its intention to adopt, approve, endorse or recommend to the stockholders of the Company, an Acquisition Proposal, (C) within ten (10) Business Days of Parent’s written request, fail to make or reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or sent or given to the stockholders of the Company; provided, that Parent may not make any such request on more than one occasion in respect of any Acquisition Proposal or more than one occasion in respect of any material modification of an Acquisition Proposal, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the 1934 Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer, or (E) publicly propose or agree to any of the foregoing (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”), or (ii) cause or direct the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement (including an acquisition agreement, merger agreement, option agreement, expense reimbursement agreement, joint venture agreement or other similar agreement), legally binding commitment or agreement in principle with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.03(c)) (a “Company Acquisition Agreement”) or publicly propose or agree to do any of the foregoing. Notwithstanding anything to the contrary set forth in this Agreement, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to an Acquisition Proposal received by the Company after the date of this Agreement that did not result from a material breach of Section 6.03(b), (x) make an Adverse Recommendation Change or (y) cause the Company to validly terminate this Agreement in accordance with Section 10.01(d)(i) in order to cause the Company to enter into a definitive agreement with respect to an Acquisition Proposal, if and only if the Company Board has determined in good faith, after consultation with its financial advisor and outside legal counsel and after taking into account any revisions to the terms of this Agreement that may be offered in writing by Parent in accordance with this Section 6.03(e), (I) that such Acquisition Proposal constitutes a Superior Proposal, and (II) that the failure to make an Adverse Recommendation Change or cause the Company to validly terminate this Agreement in accordance with Section 10.01(d)(i) would reasonably be expected to result in a breach of the Company Board’s fiduciary duties under Applicable Law; provided, that prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 10.01(d)(i), (A) the Company shall have given Parent at least four (4) Business Day’s prior written notice of its intention to take such action, including the material terms and conditions of, and the identity of the Person making any such Superior Proposal and contemporaneously provided to Parent a copy of the Superior Proposal, a copy of any proposed Company Acquisition Agreement and all related documentation, (B) during such four (4) Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, if requested by Parent, negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (C) upon the end of such notice period (or such subsequent notice period as contemplated by clause (D)), the Company Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Parent and capable of being accepted by the Company, and shall have determined, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal would nevertheless continue to constitute a Superior Proposal, and (D) in the event of any change to any of the financial terms or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (A) above of this proviso and a new notice period under clause (A) of this proviso shall commence (provided, that the notice period thereunder shall only be three (3) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.03(e) anew with respect to such additional notice, including clauses (A) through (C) above of this proviso. For the avoidance of doubt, the Cut-Off Time shall be tolled and shall not take effect during the periods described in the foregoing sentence.

(f)                The foregoing notwithstanding, prior to obtaining the Company Stockholder Approval, the Company Board may, in response to an Intervening Event, make an Adverse Recommendation Change, if the Company Board determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that the failure of the Company Board to take such action would reasonably be expected to result in a breach of the Company Board’s fiduciary duties under Applicable Law; provided, however, that the Company Board shall not be entitled to effect such an Adverse Recommendation Change until (i) the Company shall have given Parent at least four (4) Business Day’s prior written notice of its intention to effect such an Adverse Recommendation Change and specifying the reasons therefor, which notice shall include a description the applicable Intervening Event, (ii) during the four (4) Business Day period following the date on which such notice is received, the Company shall and shall cause its Representatives to, if requested by Parent, negotiate in good faith with Parent, to make adjustments to the terms and conditions of this Agreement and (iii) following the end of such four (4) Business Day period, the Company Board, after consultation with the Company’s financial advisors and outside legal counsel and taking into account any revisions to the terms and conditions of this Agreement proposed in writing by Parent and capable of being accepted by the Company, shall have determined in good faith that the failure of the Company Board to make such an Adverse Recommendation Change would reasonably be expected to result in a breach of the Company Board’s fiduciary duties under Applicable Law.

(g)               Nothing contained in this Section 6.03 shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the 1934 Act, (ii) making any disclosure to the stockholders of the Company that is required by Applicable Law or (iii) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the 1934 Act; provided, however, that this Section 6.03(g) shall not be deemed to permit the Company Board to make an Adverse Recommendation Change other than in accordance with Section 6.03(e) or Section 6.03(f).

Section 6.04.     Access to Information.

(a)               From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 10 hereof, and subject to Applicable Law and the Confidentiality Agreements, the Company shall, and shall cause each of its Subsidiaries to, (i) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the employees, offices (subject to the Company taking actions to ensure compliance by the Company and its Subsidiaries and their respective directors, officers and employees with any COVID-19 Measures), properties, books and records of such party, (ii) furnish reasonably promptly to Parent, its counsel, financial advisors, auditors and other authorized Representatives all information (financial or otherwise) as such Persons may reasonably request concerning the Company’s and its Subsidiaries’ business, properties and personnel, and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in its investigation. Any investigation pursuant to this Section 6.04 shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company, and shall not include the collection or analysis of any environmental samples, except for the purposes of assessing a “recognized environmental condition” identified in any Phase I environmental site assessment and then only upon prior written consent from the Company (which consent shall not be unreasonably withheld, conditioned or delayed), and, if required under the applicable Real Property Lease, the prior written consent of the lessor of the applicable property.

(b)               Notwithstanding the foregoing in this Section 6.04 or the provisions of Section 8.01, the Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided under this Section 6.04 and Section 8.01 as “Outside Counsel Only Material”. Outside Counsel Only Material and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or other Representatives of the recipient unless express permission is obtained in advance from the Company or its legal counsel. Anything to the contrary contained in this Section 6.04 and Section 8.01 notwithstanding, materials provided pursuant to this Section 6.04 or Section 8.01 may be redacted (i) as necessary to comply with terms of any applicable confidentiality arrangements to which the Company or any of its Subsidiaries is a party as of the date of this Agreement (provided, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure that does not result in a violation), and (ii) as necessary to address reasonable legal privilege concerns (provided, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in such loss of any such attorney-client, attorney work product or other legal privilege); provided, however, that if any of the restrictions in the foregoing clauses (i)-(ii) shall apply, the Company shall advise Parent of the subject matter of any such information that cannot be disclosed and shall use commercially reasonable efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure protection of legal privilege.

(c)               Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.04 and Section 8.01, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements.

Section 6.05.     Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Article 7
Covenants of Parent and Merger Subsidiary

Parent and Merger Subsidiary jointly and severally agree that:

Section 7.01.     Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.02.     Parent Owned Shares. Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Affiliates in favor of adoption and approval of this Agreement at the Company Stockholder Meeting.

Section 7.03.     Indemnification and Insurance. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)               All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the certificate of incorporation and bylaws of the Company, the organizational documents of any Subsidiary of the Company or any indemnification agreement, or other agreement containing any indemnification provisions, including any employment agreements, between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Merger and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person. For six (6) years after the Effective Time, the Surviving Corporation and each of its Subsidiaries shall, and Parent will cause the Surviving Corporation and each of its Subsidiaries to, cause to be maintained in effect provisions in the certificate of incorporation and bylaws of the Surviving Corporation and each of its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the certificate of incorporation and bylaws of the Company and each of its Subsidiaries in existence on the date of this Agreement. From and after the Effective Time, any agreement of any Indemnified Person with the Company or any of its Subsidiaries regarding elimination of liability, indemnification or advancement of expenses shall be assumed by the Surviving Corporation, shall survive the Merger and shall continue in full force and effect in accordance with its terms.

(b)               For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Delaware Law and any other Applicable Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law upon receipt of any undertaking required by Applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c)               Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided, that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided, that the premium per annum payable for such “tail” insurance policy shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year (which amount is set forth in Section 7.03(c) of the Company Disclosure Letter) (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company (or the Surviving Corporation, as the case may be) shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

(d)               If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.03 (including this Section 7.03(d)).

(e)               The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person. The obligations of Parent and the Surviving Corporation under this Section 7.03 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f)                The Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, on an as-incurred basis the fees and expenses of such Indemnified Person (including the reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, provided, that such Person shall, prior to the receipt of any such advancements, undertake to reimburse the Surviving Corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order or judgment, that such Person is not entitled to indemnification.

Section 7.04.     Employee Matters.

(a)               With respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue such employment immediately following the Effective Time (each, a “Company Employee”), for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates), Parent shall, or shall cause the Surviving Corporation to provide (i) base salary or wage rate and target cash incentive compensation opportunity no less favorable and (ii) other employee benefits (other than equity compensation) no less favorable in the aggregate, in each case, than the compensation and benefits (other than any equity-based compensation, ESPP participation and severance benefits) provided to the Company Employee immediately prior to the Effective Time.

(b)               Without limiting the generality of Section 7.04(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation, to assume, honor and continue during the twelve (12) month period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, change in control, retention and termination plans and agreements, in each case, as in effect as of the Effective Time, which are set forth on Section 7.04(b) of the Company Disclosure Letter, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with Applicable Law or with the consent of the applicable Company Employee.

(c)               With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates, for purposes of determining eligibility to participate and vesting and for purposes of determining the level of benefits under any vacation, paid time off or severance plan only, each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Employee Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or apply to any defined benefit pension plans.

(d)               Parent shall use commercially reasonable efforts to waive, or shall cause the Surviving Corporation or any of its Affiliates to use commercially reasonable efforts to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Parent, the Surviving Corporation or any of their Affiliates in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Employee Plan immediately prior to the Effective Time. Parent shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation or any of its Affiliates to use commercially reasonable efforts to recognize, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) under the applicable Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and out-of-pocket limitations under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time.

(e)               If requested by Parent in writing at least fifteen (15) Business Days prior to the Effective Time, the Company shall cause any Employee Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code and that includes a cash or deferred arrangement under Code Section 401(k) (a “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Employee Plan has been terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing (the form and substance of which shall be reasonably acceptable to Parent) not later than two (2) Business Days immediately preceding the Effective Time, and the Parent shall cause the Company Employees to be eligible to participate, effective as soon as practicable following the Effective Time, in a defined contribution plan intended to be qualified under Section 401(a) of the Code sponsored or maintained by Parent or one of its Subsidiaries.

(f)                Nothing in this Section 7.04 shall create any right in any Person, including any employees, former employees, any participant in any Employee Plan or any beneficiary thereof, with respect to any Employee Plan, nor create any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates, nor be construed in any way as modifying or amending the provisions of an Employee Plan or any employee benefit plan, program or policy of Parent or its Affiliates, including the Surviving Corporation, nor obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any Employee Plan or other benefit plan.

Section 7.05.     No Impeding Actions. Each of Parent and Merger Subsidiary agrees that, from the date of this Agreement to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article 10 hereof, it shall not: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Subsidiary to consummate the Merger or the other transactions contemplated under this Agreement.

Article 8
Covenants of Parent, Merger Subsidiary and the Company

The parties hereto agree that:

Section 8.01.     Reasonable Best Efforts.

(a)               On the terms and subject to the conditions of this Agreement, the Company and Parent shall cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) preparing and filing as promptly as practicable after the date of this Agreement with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority or any other third party that are necessary in connection with the consummation of the transactions contemplated by this Agreement, (iii) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b)               In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make (A) an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date of this Agreement) and (B) each other appropriate filing required pursuant to any Foreign Antitrust Law (collectively with the HSR Act, the “Antitrust Laws”) as promptly as practicable (and in any event within ten (10) Business Days after the date of this Agreement), in each case with respect to the transactions contemplated hereby, (ii) use reasonable best efforts to certify compliance as soon as reasonably practicable with any request under any Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws with respect to any such filing or any such transaction; provided, however, that, subject to reasonable consultation with the Company, Parent shall make the final determination as to the appropriate course of action regarding obtaining clearance from any Governmental Authority under any of the Antitrust Laws and resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws. Each such party shall use its best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any of the Antitrust Laws. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(c)               Notwithstanding anything herein to the contrary: Parent shall (i) use its reasonable best efforts to take any and all action necessary to ensure that no Governmental Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger and to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date; and (ii) not take any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any Antitrust Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated hereby as soon as practicable. In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall use its reasonable best efforts to take all action necessary to avoid or resolve such action. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall use its reasonable best efforts to take promptly any and all steps necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date; provided, however, that (x) the Company will not enter into any agreement or understanding that places divestiture or structural or conduct relief obligations on the Company as a condition for obtaining any clearance from any such Governmental Authority and (y) neither Parent nor any of its Affiliates will be obligated by any provision in this Agreement to consent to any divestiture or other structural or conduct relief with respect to Parent’s or the Company’s assets or business in order to obtain clearance from any such Governmental Authority.

Section 8.02.     Proxy Statement. As promptly as practicable (and in no event later than forty-five (45) days after the date of this Agreement), the Company shall prepare and file the Proxy Statement in preliminary form with the SEC; provided, that the Company shall provide Parent and its counsel a reasonable opportunity to review the Company’s proposed preliminary Proxy Statement in advance of filing and consider in good faith any comments reasonably proposed by Parent and its counsel. Subject to Section 6.03, the Proxy Statement shall include the recommendation of the Company Board in favor of approval and adoption of this Agreement and the Merger. Prior to filing or mailing the Proxy Statement or any related documents (or in each case, any amendment or supplement thereto), the Company shall provide Parent with an opportunity to review and comment on such document or written response and shall consider in good faith any comments on such document or response reasonably proposed by Parent. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable following clearance of the Proxy Statement by the SEC, and in any event within five (5) Business Days after such clearance. Parent and Merger Subsidiary shall furnish to the Company all information concerning Parent and Merger Subsidiary as may be reasonably required by the Company in connection with the Proxy Statement. Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Proxy Statement and to cause the Proxy Statement, as so amended or supplemented, to be filed with SEC and mailed to its stockholders, in each case as and to the extent required by Applicable Law. The Company shall (a) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (b) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments and (c) consider in good faith any comments reasonably proposed by Parent and its counsel. Notwithstanding any other provision herein to the contrary, no amendment or supplement to the Proxy Statement to modify any information solely relating to Parent or Merger Subsidiary and any of their respective Affiliates shall be made without the prior written approval of Parent unless required by Applicable Law (and then only after Parent has been provided an opportunity to review and comment on such amendment or supplement and the Company has considered in good faith any comments on such amendment or supplement reasonably proposed by Parent).

Section 8.03.     Public Announcements. The initial press release issued by Parent and the Company concerning this Agreement and the transactions contemplated hereby shall be a joint press release, the contents of which have received prior approval from both such parties, and thereafter, subject to Section 6.03, and unless and until an Adverse Recommendation Change has occurred, Parent and the Company (a) shall consult with each other (i) in accordance with Section 8.03 of the Company Disclosure Letter and (ii) before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby; and (b) except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to consultation in accordance with clause (a) hereof.

Section 8.04.     Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.     Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a)               any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)               any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)               any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; and

(d)               any representation or warranty made in this Agreement becoming untrue or inaccurate such that the conditions set forth in Article 9 would not be satisfied or of any failure to comply with any covenant to be complied with under this Agreement such that the conditions in Article 9 would not be satisfied.

The failure to deliver any such notice shall not affect any of the conditions set forth in Article 9 or give rise to any right to terminate under Article 9.

Section 8.06.     Transaction Litigation. Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger; provided, however, that the Company (a) shall promptly provide Parent with copies of all proceedings and correspondence relating to such litigation and (b) shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation. Prior to the earlier of the Effective Time and the valid termination of this Agreement in accordance with its terms, the Company shall not settle or make an offer to settle any litigation against the Company or any director by any stockholder relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, in each case, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.07.     No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Article 9
Conditions to the Merger

Section 9.01.     Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)               the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)               no temporary restraining order, preliminary or permanent injunction or other judgment issued by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) shall be in effect enjoining or otherwise prohibiting the consummation of the Merger; and

(c)               any applicable waiting period (and any extensions thereof) under the HSR Act relating to the Merger shall have expired or been terminated.

Section 9.02.     Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)               (i) the Company shall have performed or complied with, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Section 4.10(a) shall be true in all respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, (B) the representations and warranties of the Company contained in Section 4.01(a), Section 4.02, Section 4.06, Section 4.24, Section 4.25 and Section 4.26 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true in all material respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (C) the representations and warranties of the Company set forth in Section 4.05 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time as if at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), and (D) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (D) only, only such exceptions as would not have, individually or in the aggregate, a Material Adverse Effect, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

(b)               since the date of this Agreement there shall not have occurred a Material Adverse Effect on the Company.

Section 9.03.     Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)               (i) each of Parent and Merger Subsidiary shall have performed, in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent and Merger Subsidiary contained in, Section 5.06 and Section 5.07, shall be true in all respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), (B) the representations and warranties of Parent and Merger Subsidiary contained in Section 5.01(a) and Section 5.02, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (C) the other representations and warranties of Parent and Merger Subsidiary contained in Article 5 (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as would not have, individually or in the aggregate, a Parent Material Adverse Effect, and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

Section 9.04.     Frustration of Closing Conditions. Neither Parent nor Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Article 9 to be satisfied if such failure was caused by the failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.01.

Article 10
Termination

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption and approval of this Agreement by the stockholders of the Company):

(a)               by mutual written agreement of the Company and Parent; or

(b)               by either the Company or Parent, if:

(i)                 the Merger has not been consummated on or before the date that is 270 days after the date of this Agreement (the “End Date”); provided, that the End Date will be automatically extended for up to ninety (90) days if the conditions set forth in Section 9.01(c) have not been satisfied on or prior to the End Date; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement primarily results in the failure of the Merger to be consummated by the End Date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(ii)              any Restraint shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in such Restraint; or

(iii)            at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained upon a vote taken thereon; or

(c)               by Parent:

(i)                 prior to obtaining the Company Stockholder Approval, if the Company Board shall have effected an Adverse Recommendation Change; or

(ii)              if any member of the Company Board or any executive officer of the Company, has breached, or has caused or directed the Company, its Subsidiaries or their respective Representatives to breach, in any material respect, any of the obligations under Section 6.03(b); provided, that Parent shall only be permitted to terminate this Agreement pursuant to this Section 10.01(c)(ii) if Parent exercises such termination right no later than the earlier of (A) the date that is ten (10) days after Parent learns or is made aware of such breach of Section 6.03(b) and (B) the date immediately preceding the date that the Company Stockholder Approval is obtained; or

(iii)            if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied; provided, that Parent will not be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iii) prior to the earlier of (A) thirty (30) days following the Company’s receipt of written notice of breach from Parent and of Parent’s intention to terminate this Agreement pursuant to this Section 10.01(c)(iii) and (B) the End Date, it being understood that Parent will not be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iii) with respect to such breach or failure to perform if such breach or failure to perform is cured, if capable of cure, prior to the end of such period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c)(iii) shall not be available to Parent if Parent’s breach of any provision of this Agreement would cause the conditions set forth in Section 9.03(a) not to be satisfied; or

(d)               by the Company:

(i)                 if, prior to obtaining the Company Stockholder Approval, in accordance with, and subject to compliance with the terms and conditions of, Section 6.03(e) in order to enter into a Company Acquisition Agreement to effect a Superior Proposal (with such Company Acquisition Agreement being entered into substantially concurrently with the termination of this Agreement); provided, that concurrently with such termination, the Company pays the Company Termination Fee pursuant to Section 11.04(b); or

(ii)              a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) not to be satisfied; provided, that the Company will not be entitled to terminate this Agreement pursuant to this Section 10.01(d)(ii) prior to the earlier of (A) thirty (30) days following the Parent’s receipt of written notice of breach from the Company and of the Company’s intention to terminate this Agreement pursuant to this Section 10.01(d)(ii) and (B) the End Date, it being understood that the Company will not be entitled to terminate this Agreement pursuant to this Section 10.01(d)(ii) with respect to such breach or failure to perform if such breach or failure to perform is cured, if capable of cure, prior to the end of such period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the condition set forth in Section 9.02(a) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02.     Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided, that (a) the provisions of this Section 10.02 and Section 11.01, Section 11.04, Section 11.07, Section 11.08, Section 11.09 and Section 11.13, and the Confidentiality Agreements shall survive any termination hereof pursuant to Section 10.01 and (b) subject to Section 11.04(b)(v) or Section 11.04(b)(vi), neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

Article 11
Miscellaneous

Section 11.01.     Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to Parent or Merger Subsidiary, to:

Great Outdoors Group, LLC
2500 East Kearney Ave.
Springfield, Missouri 65898
Attention: John L. Morris, Founder and CEO

with a copy to (which shall not constitute notice):

King & Spalding LLP

1180 Peachtree St NE

Atlanta, GA 30309

Attention: Keith Townsend; Robert J. Leclerc

Email: ktownsend@kslaw.com; rleclerc@kslaw.com

if to the Company, to:

Sportsman’s Warehouse Holdings, Inc.

1475 West 9000 South Suite A

West Jordan, Utah 84088

Attention: Robert K. Julian, Secretary and Chief Financial Officer

Email: rjulian@sportsmans.com

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
400 South Hope Street, 18th Floor
Los Angeles, California 90071
Attention: John-Paul Motley
Email: jpmotley@omm.com

and

O’Melveny & Myers LLP
610 Newport Center Drive, 17th Floor
Newport Beach, California 92660
Attention: Andor D. Terner
Email: aterner@omm.com

or to such other address or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.     Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided, that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03.      Amendments and Waivers.

(a)               Any provision of this Agreement may be amended or waived at any time prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law requires further approval by the stockholders of the Company without such approval having been obtained.

(b)               No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.     Expenses.

(a)               General. Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)               Termination Fees.

(i)                 If this Agreement is terminated (A) by the Company pursuant to Section 10.01(d)(i) or (B) by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii), then the Company shall pay the Company Termination Fee to Parent (or its designee), substantially concurrently with the termination in the case of a termination by the Company, or as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination by Parent, in each case, payable by wire transfer of immediately available funds.

(ii)              If (A) after the date of this Agreement and prior to the receipt of the Company Stockholder Approval, a bona fide Acquisition Proposal shall have been publicly made, publicly announced or otherwise communicated to the Company Board or to the Company or shall have been made directly to the stockholders of the Company generally (and in, any such case, such Acquisition Proposal is not withdrawn), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) (at a time when Parent could have terminated this Agreement pursuant to such provision), Section 10.01(b)(iii) or Section 10.01(c)(ii), and (C) within twelve (12) months after such termination, the Company consummates any Acquisition Proposal or enters into a definitive agreement in respect of any Acquisition Proposal that is later consummated, then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds on the date of consummation of such Acquisition Proposal. For purposes of this Section 11.04(b)(ii), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iii)            If this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(ii), if the Restraint is in connection with an Antitrust Law or the Order is pursuant to any Antitrust Law, then Parent shall pay, by wire transfer of immediately available funds to an account designated in writing by the Company, to the Company $55,000,000 (the “Parent Termination Fee”) concurrently with such termination, in the case of a termination by Parent, or within two (2) Business Days following such termination, in the case of a termination by the Company; provided, that no Parent Termination Fee shall be payable by Parent pursuant this Section 11.04(b)(iii) if Parent terminates this Agreement pursuant to Section 10.01(b)(ii) at a time when the Company is not permitted to terminate this Agreement pursuant to such section as a result of the provisos set forth therein.

(iv)             If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) and (B) as of the time of such termination, the only conditions to Closing set forth in Section 9.01 and Section 9.02 that have not been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date the notice of termination is delivered) are those set forth in Section 9.01(b) or Section 9.01(c) (solely due to a Restraint arising under, or an Applicable Law that is, an Antitrust Law), then Parent shall pay, by wire transfer of immediately available funds to an account designated in writing by the Company, to the Company the Parent Termination Fee concurrently with such termination, in the case of a termination by Parent, or within two (2) Business Days following such termination, in the case of a termination by the Company; provided, that no Parent Termination Fee shall be payable by Parent pursuant this Section 11.04(b)(iv) if Parent terminates this Agreement pursuant to Section 10.01(b)(i) at a time when the Company is not permitted to terminate this Agreement pursuant to such section as a result of the provisos set forth therein.

(v)               In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Parent and Merger Subsidiary agree that if the Company Termination Fee is paid in full to Parent pursuant to Section 11.04(b)(i) or Section 11.04(b)(ii), Parent and Merger Subsidiary shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(vi)             In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. The Company agrees that if the Parent Termination Fee is paid in full to the Company pursuant to Section 11.04(b)(iii) or Section 11.04(b)(iv), then the Company shall be precluded from any other remedy against Parent or Merger Subsidiary, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Subsidiary or any of their respective Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

Section 11.05.     Disclosure Letter References. Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, would be reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 11.06.     Binding Effect; Benefit; Assignment.

(a)               The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except as provided in Article 2 and Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b)               No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign all (but not less than all) of its rights and obligations under this Agreement to one of its wholly-owned Subsidiaries at any time and Parent may transfer the shares of capital stock of Merger Subsidiary to one of its wholly-owned, direct or indirect, Subsidiaries at any time; provided, that no such transfer or assignment shall relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07.      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.08.      Consent to Jurisdiction. Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any such suit, action or other proceeding, any state or federal court within the State of Delaware) (the “Chosen Court”). Each of Parent, Merger Subsidiary and the Company agrees to commence any action, suit or proceeding relating hereto in the applicable Chosen Court pursuant to the immediately preceding sentence. Each of Parent, Merger Subsidiary and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the applicable Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any suit, action or proceeding brought in any such court. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

Section 11.09.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.      Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement by “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11.     Entire Agreement; No Other Representations and Warranties.

(a)               This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreements, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b)               Except for the representations and warranties made by the Company in Article 4, neither the Company nor any other Person makes, and neither Parent nor Merger Subsidiary is relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4. The Company has made available to Parent and Merger Subsidiary, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Subsidiary acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Subsidiary are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Subsidiary is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Subsidiary shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, to the fullest extent permitted by Applicable Law.

(c)               Except for the representations and warranties contained in Article 5, the Company acknowledges that none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

Section 11.12.     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.     Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 11.08, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be; provided, that nothing in this sentence shall limit the right of any party hereto to validly terminate this Agreement pursuant to Section 10.01 (other than, with respect to Section 10.01(b)(i), the extension of the End Date as provided by this sentence).

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

Sportsman’s Warehouse Holdings, Inc.

By:	/s/ Jon Barker
	Name:	Jon Barker
	Title:	President and Chief Executive Officer

GREAT OUTDOORS GROUP, LLC

By:	/s/ John L. Morris
	Name:	John L. Morris
	Title:	Chief Executive Officer

PHOENIX MERGER SUB I, INC.

By:	/s/ John L. Morris
	Name:	John L. Morris
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Amended and Restated Certificate of Incorporation of Surviving Corporation

Ex. A-1

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Sportsman’s Warehouse Holdings, Inc.

SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,000, all of which shares shall be common stock having a par value of $0.01 per share.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s board of directors (the “Board”). The number of directors of the Corporation shall be fixed from time to time by the Board. Unless and except to the extent that the bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

SIXTH: In furtherance and not in limitation of the powers conferred upon it by law, the Board is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: No director shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such elimination from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article Seventh, because of amendments or modifications of the DGCL or otherwise, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to the effective date of such repeal or modification.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, or (d) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eighth.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed this Amended and Restated Certificate of Incorporation this ____ day of ________, 2021.

By:
Name:
Title:

Exhibit B

Amended and Restated Bylaws of Surviving Corporation

Ex. B-1

EXHIBIT B

BY-LAWS

OF

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

ARTICLE I
Offices

Section 1.01       Offices. The address of the registered office of Sportsman’s Warehouse Holdings, Inc. (hereinafter called the "Corporation") in the State of Delaware shall be the registered office set forth in the Corporation’s Certificate of Incorporation (the "Certificate of Incorporation"). The Corporation may have other offices, both within and without the State of Delaware, as the board of directors of the Corporation (the "Board of Directors") from time to time shall determine or the business of the Corporation may require.

Section 1.02       Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided, that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 224 of the Delaware General Corporation Law. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

ARTICLE II
Meetings of the Stockholders

Section 2.01       Place of Meetings. All meetings of the stockholders shall be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, as shall be designated from time to time by resolution of the Board of Directors and stated in the notice of meeting.

Section 2.02       Annual Meeting. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such date, time and place, if any, as shall be determined by the Board of Directors and stated in the notice of the meeting.

Section 2.03       Special Meetings. Special meetings of stockholders for any purpose or purposes shall be called pursuant to a resolution approved by the Board of Directors and may not be called by any other person or persons. The only business which may be conducted at a special meeting shall be the matter or matters set forth in the notice of such meeting.

Section 2.04       Adjournments. Any meeting of the stockholders, annual or special, may be adjourned from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time, place, if any, thereof, and the means of remote communication, if any, are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date is fixed for stockholders entitled to vote at the adjourned meeting, the Board of Directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting.

Section 2.05       Notice of Meetings. Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given by the Corporation not less than 10 days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose or purposes for which the meeting has been called. Notices of meetings to stockholders may be given by mailing the same, addressed to the stockholder entitled thereto, at such stockholder's mailing address as it appears on the records of the Corporation and such notice shall be deemed to be given when deposited in the U.S. mail, postage prepaid. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in accordance with applicable law. Notice of any meeting need not be given to any stockholder who shall, either before or after the meeting, submit a waiver of notice or who shall attend such meeting, except when the stockholder attends for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of the meeting shall be bound by the proceedings of the meeting in all respects as if due notice thereof had been given.

Section 2.06       List of Stockholders. The Corporation shall prepare a complete list of the stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares of each class of capital stock of the Corporation registered in the name of each stockholder at least ten days before any meeting of the stockholders. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, on a reasonably accessible electronic network if the information required to gain access to such list was provided with the notice of the meeting or during ordinary business hours, at the principal place of business of the Corporation for a period of at least ten days before the meeting. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting the whole time thereof and may be inspected by any stockholder who is present. If the meeting is held solely by means of remote communication, the list shall also be open for inspection by any stockholder during the whole time of the meeting as provided by applicable law. Except as provided by applicable law, the stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger and the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

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Section 2.07       Quorum. Unless otherwise required by law, the Certificate of Incorporation or these by-laws, at each meeting of the stockholders, a majority in voting power of the shares of the Corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have power, by the affirmative vote of a majority in voting power thereof, to adjourn the meeting from time to time, in the manner provided in Section 2.04, until a quorum shall be present or represented. A quorum, once established, shall not be broken by the subsequent withdrawal of enough votes to leave less than a quorum. At any such adjourned meeting at which there is a quorum, any business may be transacted that might have been transacted at the meeting originally called.

Section 2.08       Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of the stockholders as it shall deem appropriate. At every meeting of the stockholders, the president, or in his or her absence or inability to act, the person whom the president shall appoint, shall act as chair of, and preside at, the meeting. The secretary or, in his or her absence or inability to act, the person whom the chair of the meeting shall appoint secretary of the meeting, shall act as secretary of the meeting and keep the minutes thereof. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chair of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations, and procedures and to do all such acts as, in the judgment of such chair, are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board of Directors or prescribed by the chair of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chair of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

Section 2.09       Voting; Proxies. Unless otherwise required by law or the Certificate of Incorporation, the election of directors shall be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. Unless otherwise required by law, the Certificate of Incorporation, or these by-laws, any matter, other than the election of directors, brought before any meeting of stockholders shall be decided by the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

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Section 2.10       Inspectors at Meetings of Stockholders. The Board of Directors, in advance of any meeting of stockholders, may, and shall if required by law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report thereof. The Board of Directors may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting, the existence of a quorum and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board of Directors, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballot, proxies, votes, or any revocation thereof or change thereto, shall be accepted by the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder shall determine otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 2.11       Consent of Stockholders Without a Meeting. Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing or by electronic transmission, setting forth the action to be so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware (by hand or by certified or registered mail, return receipt requested), its principal place of business, an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, or to an information processing system designated by the Corporation for receiving such consents in accordance with applicable law. Every consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.11, consents signed by a sufficient number of holders to take action are delivered to the Corporation as aforesaid. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented in writing, and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

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Section 2.12       Fixing the Record Date.

(a)               In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote therewith at the adjourned meeting.

(b)               In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. If no record date has been fixed by the Board of Directors, the record date for determining stockholders entitled to consent to corporate action without a meeting: (i) when no prior action by the Board of Directors is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery (by hand, or by certified or registered mail, return receipt requested) to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded and (ii) if prior action by the Board of Directors is required by law, the record date for such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

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(c)               In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE III
Board of Directors

Section 3.01       General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may adopt such rules and procedures, not inconsistent with the Certificate of Incorporation, these by-laws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 3.02       Number; Term of Office. The Board of Directors shall consist of at least one (1) member. Each director shall hold office until a successor is duly elected and qualified or until the director's earlier death, resignation, disqualification, or removal.

Section 3.03       Newly Created Directorships and Vacancies. Any newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the Board of Directors, may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. A director so elected shall be elected to hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified, or the earlier of such director's death, resignation or removal.

Section 3.04       Resignation. Any director may resign at any time by notice given either in writing or by electronic transmission to the Corporation. Such resignation shall take effect at the date of receipt of such notice by the Corporation or at such later time as is therein specified. A verbal resignation shall not be deemed effective until confirmed by the director in writing or by electronic transmission to the Corporation.

Section 3.05       Removal. Except as prohibited by applicable law or the Certificate of Incorporation, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof.

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Section 3.06       Fees and Expenses. Directors shall receive such fees and expenses as the Board of Directors shall from time to time prescribe.

Section 3.07       Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such times and at such places as may be determined from time to time by the Board of Directors.

Section 3.08       Special Meetings. Special meetings of the Board of Directors may be held at such times and at such places as may be determined by the president on at least 24 hours' notice to each director given by one of the means specified in Section 3.11 hereof other than by mail or on at least three days' notice if given by mail. Special meetings shall be called by the president in like manner and on like notice on the written request of any two or more directors.

Section 3.09       Telephone Meetings. Board of Directors’ meetings or Board of Directors’ committee meetings may be held by means of telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other and be heard. Participation by a director in a meeting pursuant to this Section 3.09 shall constitute presence in person at such meeting.

Section 3.10       Adjourned Meetings. A majority of the directors present at any meeting of the Board of Directors, including an adjourned meeting, whether or not a quorum is present, may adjourn and reconvene such meeting to another time and place. At least 24 hours' notice of any adjourned meeting of the Board of Directors shall be given to each director whether or not present at the time of the adjournment, if such notice shall be given by one of the means specified in Section 3.11 hereof other than by mail, or at least three days' notice if by mail. Any business may be transacted at an adjourned meeting that might have been transacted at the meeting as originally called.

Section 3.11       Notices. Subject to Section 3.08, Section 3.10, and Section 3.12 hereof, whenever notice is required to be given to any director by applicable law, the Certificate of Incorporation, or these by-laws, such notice shall be deemed given effectively if given in person or by telephone, mail addressed to such director at such director's address as it appears on the records of the Corporation, facsimile, email, or by other means of electronic transmission.

Section 3.12       Waiver of Notice. Whenever notice to directors is required by applicable law, the Certificate of Incorporation, or these by-laws, a waiver thereof, in writing signed by, or by electronic transmission by, the director entitled to the notice, whether before or after such notice is required, shall be deemed equivalent to notice. Attendance by a director at a meeting shall constitute a waiver of notice of such meeting except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting was not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors or meeting of a committee of the Board of Directors need be specified in any waiver of notice.

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Section 3.13       Organization. At each meeting of the Board of Directors, a director selected by the Board of Directors shall preside. The secretary shall act as secretary at each meeting of the Board of Directors. If the secretary is absent from any meeting of the Board of Directors, an assistant secretary shall perform the duties of secretary at such meeting; and in the absence from any such meeting of the secretary and all assistant secretaries, the person presiding at the meeting may appoint any person to act as secretary of the meeting.

Section 3.14       Quorum of Directors. Except as otherwise permitted by the Certificate of Incorporation, these by-laws, or applicable law, the presence of a majority of the Board of Directors shall be necessary and sufficient to constitute a quorum for the transaction of business at any meeting of the Board of Directors.

Section 3.15       Action by Majority Vote. Except as otherwise expressly required by these by-laws, the Certificate of Incorporation, or by applicable law, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.16       Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all directors or members of such committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in accordance with applicable law.

Section 3.17       Committees of the Board of Directors. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If a member of a committee shall be absent from any meeting, or disqualified from voting thereat, the remaining member or members present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers that may require it to the extent so authorized by the Board of Directors. Unless the Board of Directors provides otherwise, at all meetings of such committee, a majority of the then authorized members of the committee shall constitute a quorum for the transaction of business, and the vote of a majority of the members of the committee present at any meeting at which there is a quorum shall be the act of the committee. Each committee shall keep regular minutes of its meetings. Unless the Board of Directors provides otherwise, each committee designated by the Board of Directors may make, alter, and repeal rules and procedures for the conduct of its business. In the absence of such rules and procedures each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to this Article III.

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ARTICLE IV
Officers

Section 4.01       Positions and Election. The officers of the Corporation shall be elected annually by the Board of Directors and shall include a president, a treasurer, and a secretary. The Board of Directors, in its discretion, may also elect one or more vice chairs (who must be directors), and one or more vice presidents, assistant treasurers, assistant secretaries, and other officers. Any two or more offices may be held by the same person.

Section 4.02       Term. Each officer of the Corporation shall hold office until such officer's successor is elected and qualified or until such officer's earlier death, resignation, or removal. Any officer elected or appointed by the Board of Directors may be removed by the Board of Directors at any time, with or without cause, by the majority vote of the members of the Board of Directors then in office. The removal of an officer shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights. Any officer of the Corporation may resign at any time by giving written notice of his or her resignation to the president or the secretary. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, immediately upon its receipt. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Should any vacancy occur among the officers, the position shall be filled for the unexpired portion of the term by appointment made by the Board of Directors.

Section 4.03       The President. The president shall have general supervision over the business of the Corporation and other duties incident to the office of president, and any other duties as may be from time to time assigned to the president by the Board of Directors and subject to the control of the Board of Directors in each case.

Section 4.04       Vice Presidents. Each vice president shall have such powers and perform such duties as may be assigned to him or her from time to time by the Board of Directors or the president.

Section 4.05       The Secretary. The secretary shall attend all sessions of the Board of Directors and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose, and shall perform like duties for committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or the president. The secretary shall keep in safe custody the seal of the Corporation and have authority to affix the seal to all documents requiring it and attest to the same.

Section 4.06       The Treasurer. The treasurer shall have the custody of the corporate funds and securities, except as otherwise provided by the Board of Directors, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and the directors, at the regular meetings of the Board of Directors, or whenever they may require it, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

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Section 4.07       Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board of Directors may deem sufficient, the president or the Board of Directors may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE V
Stock Certificates and Their Transfer

Section 5.01       Certificates Representing Shares. The shares of stock of the Corporation shall be represented by certificates; provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. If shares are represented by certificates, such certificates shall be in the form, other than bearer form, approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by any two authorized officers of the Corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent, or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent, or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent, or registrar were still such at the date of its issue.

Section 5.02       Transfers of Stock. Stock of the Corporation shall be transferable in the manner prescribed by law and in these by-laws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person's attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the president or any vice president or the treasurer of the Corporation, the Corporation may recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

Section 5.03       Transfer Agents and Registrars. The Board of Directors may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

Section 5.04       Lost, Stolen, or Destroyed Certificates. The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed upon the making of an affidavit of that fact by the owner of the allegedly lost, stolen, or destroyed certificate. When authorizing such issue of a new certificate or uncertificated shares, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of the lost, stolen, or destroyed certificate, or the owner's legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed or the issuance of such new certificate or uncertificated shares.

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ARTICLE VI
General Provisions

Section 6.01       Seal. The seal of the Corporation shall be in such form as shall be approved by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise, as may be prescribed by law or custom or by the Board of Directors.

Section 6.02       Fiscal Year. The fiscal year of the Corporation shall be the calendar year unless otherwise determined by the Board of Directors.

Section 6.03       Checks, Notes, Drafts, Etc. All checks, notes, drafts, or other orders for the payment of money of the Corporation shall be signed, endorsed, or accepted in the name of the Corporation by such officer, officers, person, or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 6.04       Dividends. Subject to applicable law and the Certificate of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors. Dividends may be paid in cash, in property, or in shares of the Corporation's capital stock, unless otherwise provided by applicable law or the Certificate of Incorporation.

Section 6.05       Conflict with Applicable Law or Certificate of Incorporation. These by-laws are adopted subject to any applicable law and the Certificate of Incorporation. Whenever these by-laws may conflict with any applicable law or the Certificate of Incorporation, such conflict shall be resolved in favor of such law or the Certificate of Incorporation.

ARTICLE VII

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 7.01 Definitions. For purposes of this Article VII, the following terms shall have the meanings set forth below: (a) “Action” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. (b) “Indemnified Party” means any person who is or was a party or is threatened to be made a party to any Action by reason of the fact that such person is or was a director or officer of the Corporation (which shall include actions taken in connection with or relating to the incorporation of the Corporation) or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including any employee benefit plan of the Corporation.

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Section 7.02 Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any Indemnified Party against any and all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Party. Notwithstanding the preceding sentence, except as provided in Section 7.05 of this Article VII, the Corporation shall be required to indemnify an Indemnified Party in connection with an Action (or part thereof) commenced by such Indemnified Party only if the commencement of such Action (or part thereof) by the Indemnified Party was authorized in the specific case by the Board of Directors.

Section 7.03 Determination. Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of Indemnified Party is proper in the circumstances because such Indemnified Party has met the applicable standard of conduct required by applicable law, as the case may be. Such determination shall be made, with respect to an Indemnified Party who is a director or officer at the time of such determination, (a) by a majority vote of the directors who are not parties to such Action, even though less than a quorum, or (b) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders. Such determination shall be made, with respect to former directors or officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former Indemnified Party of the Corporation has been successful on the merits or otherwise in defense of any Action or in defense of any claim, issue or matter therein, such Indemnified Party shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Indemnified Party in connection therewith, without the necessity of authorization in the specific case.

Section 7.04 Expenses Payable in Advance. Expenses, including without limitation attorneys’ fees, incurred by an Indemnified Party in defending any Action shall be paid by the Corporation in advance of the final disposition of such Action upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified by the Corporation as authorized in this Article VII.

Section 7.05 Claim. If a claim for indemnification under this Article VII (following the final disposition of such proceeding) is not paid in full within sixty (60) days after the Corporation has received a claim therefor by the Indemnified Party, or if a claim for any advancement of expenses under this Article VII is not paid in full within thirty (30) days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Indemnified Party shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim. If successful in whole or in part, the Indemnified Party shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action, the Corporation shall have the burden of proving that the Indemnified Party is not entitled to the requested indemnification or advancement of expenses under applicable law.

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Section 7.06 Other Indemnification or Advancement. The rights to indemnification and advancement of expenses provided by this Article VII shall not be construed to be exclusive of or limit any other rights to which any Indemnified Party or other person may be entitled under the Certificate of Incorporation or any bylaw, agreement, vote of the stockholders or disinterested directors or otherwise, both as to action in such Indemnified Party’s official capacity and as to action in another capacity while holding office.

Section 7.07 Insurance. The Corporation may purchase and maintain insurance in the amounts the Board of Directors deems appropriate or advisable on behalf of any Indemnified Party against any liability asserted against such Indemnified Party and incurred by such Indemnified Party in such Indemnified Party’s capacity, or arising out of such Indemnified Party’s status, as an Indemnified Party, whether or not the Corporation would have the power to indemnify such Indemnified Party against such liability under applicable provisions of law.

ARTICLE VIII
Amendments

Section 8.01 Amendments. These by-laws may be adopted, amended, or repealed or new by-laws adopted by the Board of Directors. The stockholders may make additional by-laws and may adopt, amend, or repeal any by-laws whether such by-laws were originally adopted by them or otherwise.

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